Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

AMERICAN DENTAL PARTNERS, INC.,

METROPOLITAN DENTAL HOLDINGS, INC.,

THE STOCKHOLDERS OF

METROPOLITAN DENTAL HOLDINGS, INC.,

AND

METRO DENTALCARE, PLC

AUGUST 30, 2007

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	22

4.1	Authorization; No Breach	22
4.2	Title to Stock; Ownership of the Sellers	23
4.3	Litigation, etc.	23

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF MDPLC	23

5.1	Organization; Authority; No Breach	23
5.2	Capitalization	24
5.3	Subsidiaries	24

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	25

6.1	Organization and Power	25
6.2	Authorization; No Breach	25
6.3	Consents	25
6.4	Brokerage	26
6.5	Litigation, etc.	26
6.6	Investment Representation	26
6.7	Sufficient Funds; Solvency	26
6.8	Access to Information	27

ARTICLE VII	PRE-CLOSING COVENANTS	27

7.1	Access	27
7.2	Conduct of Business by the Company	28
7.3	Efforts; Further Assurances	29
7.4	Exclusive Dealing	29
7.5	Public Announcements	30
7.6	Schedule Updates	30

ARTICLE VIII	INDEMNIFICATION; ESCROW	31

8.1	Survival of Representations and Warranties	31
8.2	General Indemnification	31

ARTICLE IX	POST-CLOSING COVENANTS	36

9.1	General	36
9.2	Indemnification of Directors and Officers	36
9.3	Books and Records	36
9.4	Employee Matters	37
9.5	Tax Refunds	37
9.6	Additional Covenants of Sellers	38

ARTICLE X	DEFINITIONS	40

ARTICLE XI	MISCELLANEOUS	48

11.1	Waiver of Conflicts	48
11.2	Seller Representative; Release	48

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11.3	Fees; Expenses; Transfer Taxes	50
11.4	Remedies	51
11.5	Consent to Amendments; Waivers	51
11.6	Successors and Assigns	51
11.7	Severability	51
11.8	Counterparts	51
11.9	Descriptive Headings; Interpretation	52
11.10	Entire Agreement	52
11.11	No Third-Party Beneficiaries	52
11.12	Schedules and Exhibits	52
11.13	Governing Law	52
11.14	WAIVER OF JURY TRIAL	52
11.15	Notices	53
11.16	No Strict Construction	54
11.17	Termination	54

ANNEX A – WORKING CAPITAL CALCULATION

SCHEDULE 1.4 – EARNOUT

EXHIBITS

Exhibit A – Milbrath Employment Agreement

Exhibit B – Gustafson Employment Agreement

Exhibit C – Debt Commitment Letters

Exhibit D – Escrow Agreement

Exhibit E – Ludke Call Option Agreement

Exhibit F – Service Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2007, is by and among American Dental Partners, Inc., a Delaware corporation (the “Purchaser”), Metropolitan Dental Holdings, Inc., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (the “Sellers”), and Metro Dentalcare, PLC (“MDPLC”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article X below.

WHEREAS, as of the date hereof, the Sellers collectively own all of the issued and outstanding preferred stock of the Company, par value $0.001 (the “Preferred Stock”), and common stock of the Company, par value $0.001 (the “Common Stock” and together with the Preferred Stock, the “Stock”); and

WHEREAS, the Company through one or more of its Subsidiaries provides management services to MDPLC; and

WHEREAS, subject to the terms and conditions set forth herein, the Purchaser desires to purchase all of the Stock held by the Sellers from the Sellers, and the Sellers desire to sell such Stock to the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Securities Purchase; Closing

1.1 Stock Purchase.

(a) At the Closing, subject to the terms and conditions set forth herein, the Purchaser shall purchase from each Seller, and each Seller shall sell, convey, assign, transfer, and deliver to the Purchaser, all of the Stock held by such Seller as of immediately prior to the Closing, free and clear of any Liens.

(b) No later than two Business Days prior to the Closing, the Company shall deliver to the Purchaser (i) the Company’s good faith estimate of (A) the Working Capital of the Company and its Subsidiaries as of the Closing Date (the “Estimated Working Capital”), and (B) the Estimated Purchase Price, and (ii) a payment instructions letter setting forth the respective amounts, payees and wiring instructions relating to the payment of the Closing Date Funded Indebtedness and the Seller Expenses (the “Payment Instructions Letter”). “Estimated Purchase Price” means (i) $85,000,000, plus (ii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital, minus (iv) the Closing Date Funded Indebtedness as set forth in the Payment Instructions Letter, minus (v) the Seller Expenses as set forth in the Payment Instructions Letter, plus (vi) the Aggregate Exercise Price.

1.2 The Closing. The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022, at 10:00 A.M. on the 2nd Business Day after the satisfaction of the condition set forth in Section 2.1(b), or on such other date and time as the Purchaser and the Seller Representative shall mutually agree in writing. The date of the Closing is referred to as the “Closing Date.” The effective time of the Closing (the “Effective Time”) is 12:01 a.m. on the Closing Date. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article II below:

(a) The Purchaser shall pay each Seller holding Preferred Stock as of immediately prior to the Closing, an amount equal to (i) the aggregate Liquidation Value (as defined in the Company’s Amended and Restated Certificate of Incorporation) of the Preferred Stock held by such Seller as of immediately prior to the Closing, plus (ii) the accrued and unpaid dividends with respect to the Preferred Stock held by such Seller as of immediately prior to the Closing (the aggregate amount paid to the Sellers pursuant to this Section 1.2(a), the “Aggregate Preferred Amount”), by wire transfer of immediately available funds to an account designated by such Seller in a written notice to Purchaser at least two Business Days prior to the Closing. Immediately prior to the Closing, the Seller Representative shall provide the Purchaser with a schedule setting forth the amount to be paid to each Seller pursuant to this Section 1.2(a).

(b) The Purchaser shall pay each Seller an amount equal to the product of (i) (A) (x) the Estimated Purchase Price, minus (y) the Aggregate Preferred Amount (such amount, the “Aggregate Common Amount”), multiplied by (B) such Seller’s Pro Rata Common Share, minus (ii) such Seller’s Pro Rata Common Share of the Escrow Amount, by wire transfer of immediately available funds to an account designated by such Seller in a written notice to Purchaser at least two Business Days prior to the Closing.

(c) The Company shall pay each Person holding Options as of immediately prior to the Closing, an amount equal to the product of (i) (A) the Aggregate Common Amount, multiplied by (B) such Person’s Pro Rata Option Share, minus (ii) the aggregate exercise price that would be paid to the Company in respect of the Options held by such Person as of immediately prior to the Closing, had such Options been exercised in full (and assuming payment in full of the exercise price of such Options solely in cash) immediately prior to the Closing in accordance with the terms of the applicable option agreement with the Company pursuant to which such Options were issued, minus (iii) such Person’s Pro Rata Option Share of the Escrow Amount, minus (iv) any applicable withholding taxes, by wire transfer of immediately available funds to an account designated by such Person in a written notice to the Company at least two Business Days prior to the Closing. Upon the making of such payments, the Options shall be cancelled and shall have no further force or effect, except the holders of Options shall continue to have the right to receive the additional payments expressly provided for herein. The aggregate amount payable to Persons holding Options under this Section 1.2(c) shall be paid by the Purchaser to the Company.

(d) The Purchaser, on behalf of the Company and its Subsidiaries, as applicable, shall pay the Closing Date Funded Indebtedness and the Seller Expenses in the amounts and in accordance with the instructions provided in the Payment Instructions Letter.

(e) The Purchaser shall deliver $6,375,000 (the “Escrow Amount”) to the Escrow Agent as a contribution to the Escrow Fund. The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall be disbursed solely in accordance with the terms of this Agreement and the Escrow Agreement.

(f) Each Seller shall deliver to the Purchaser certificate(s) representing such Seller’s Stock which is being purchased hereunder, free and clear of all Liens, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

(g) The closing certificates and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged.

(h) The Company’s Subsidiary, Metropolitan Dental Management, Inc. (“MDMI”) and MDPLC and its wholly-owned Subsidiaries shall terminate their existing service agreements and execute and deliver the Service Agreement.

1.3 Post-Closing Purchase Price Adjustment. The Estimated Purchase Price shall be subject to adjustment following the Closing as follows:

(a) If the Working Capital of the Company and its Subsidiaries as of the Closing Date prior to giving effect to the transactions contemplated hereby (as finally determined pursuant to this Section 1.3, the “Closing Working Capital”) exceeds the Estimated Working Capital, the Estimated Purchase Price will be increased by an amount equal to such excess.

(b) If the Estimated Working Capital exceeds the Closing Working Capital, the Estimated Purchase Price will be decreased by an amount equal to such excess.

(c)

(i) In the event of an increase to the Estimated Purchase Price pursuant to Section 1.3(a), the Purchaser will have the obligation to pay the amount of such increase, in immediately available funds to the Sellers and the Optionholders, with each Seller and Optionholder receiving its Pro Rata Share of such increase.

(ii) In the event of a reduction to the Estimated Purchase Price pursuant to Section 1.3(b), the Sellers will have the obligation to pay the amount of such reduction in immediately available funds to the Purchaser; provided that the Sellers’ obligations will first be satisfied from the Escrow Fund (to the extent funds from the Escrow Fund are sufficient); provided further that, to the extent the funds from the Escrow Fund are not sufficient, each Seller shall be responsible only for its Pro Rata Indemnity Share of any remaining amount payable.

(iii) Any amount to be paid pursuant to this Section 1.3 will be paid within five business days of the Closing Balance Sheet being deemed final pursuant to Section 1.3(e) or (f) and will be treated as an adjustment to the Purchase Price for all purposes.

(d) As soon as reasonably practicable, and in any event within 60 days after the Closing Date, the Purchaser shall deliver to the Seller Representative, (i) a consolidated balance sheet of the Company as of the Closing Date prior to giving effect to the transactions contemplated hereby, prepared in accordance with GAAP, using the same accounting principles and methodologies used in the preparation of the Most Recent Balance Sheet (the “Closing Balance Sheet”), and (ii) a written calculation of the Closing Working Capital, as determined by reference to the relevant provisions of this Agreement and the Closing Balance Sheet and in accordance with the calculation set forth on Annex A.

(e) The Purchaser shall permit and cause the Seller Representative and its representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Working Capital and the Closing Balance Sheet and provide the Seller Representative with copies thereof (as reasonably requested by the Seller Representative). The Seller Representative and its accountants may make inquiries of the Purchaser, the Company and their respective employees, accountants and representatives regarding questions concerning the Closing Working Capital and the Closing Balance Sheet arising in the course of their review thereof, and the Purchaser and the Company shall use their reasonable best efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries. On or prior to the 45th day after the Seller Representative’s receipt of the Closing Working Capital and the Closing Balance Sheet, the Seller Representative may give the Purchaser a written notice stating in reasonable detail its objections (an “Objection Notice”) to the calculation of the Closing Working Capital and/or the Closing Balance Sheet. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth in the Closing Working Capital or on the Closing Balance Sheet which is not specifically objected to in an Objection Notice shall be deemed final and binding upon the parties hereto. Except to the extent the Seller Representative makes an objection to a specific determination set forth in the Closing Working Capital or on the Closing Balance Sheet pursuant to an Objection Notice delivered to the Purchaser within such 45-day period, the Closing Working Capital and Closing Balance Sheet will be final and binding upon the parties hereto.

(f) If the Seller Representative gives a timely Objection Notice as described in Section 1.3(e) above, then the Purchaser and the Seller Representative will negotiate in good faith to resolve their disputes regarding the Closing Working Capital or the Closing Balance Sheet. If the Purchaser and the Seller Representative are unable to resolve all disputes regarding the Closing Working Capital or the Closing Balance Sheet on or prior to the 30th day after the delivery of the Objection Notice, then the Purchaser and the Seller Representative will retain such independent accounting firm as may be agreed upon by the Purchaser and the Seller Representative (in either case, the “Independent Accounting Firm”), and shall instruct the Independent Accounting Firm to resolve the dispute as soon as practicable, and in any event within 30 days, and the Purchaser and the Seller Representative and their respective agents shall cooperate with the Independent Accounting Firm during its engagement. The Independent Accounting Firm shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination shall be based solely on presentations by the Purchaser and the Seller Representative (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Working Capital and the Closing Balance Sheet as determined by the Independent Accounting Firm will, absent manifest error, be final and binding upon the parties hereto and will constitute the Closing Working Capital and the Closing Balance Sheet for all purposes of this Section 1.3. The fees and expenses of the Independent Accounting Firm in connection with its review of the Closing Working Capital and Closing Balance Sheet shall be paid one-half by the Purchaser and one-half by the Sellers; provided that the Sellers’ obligations will first be satisfied from the Escrow Fund (to the extent funds from the Escrow Fund are sufficient); provided further that, to the extent the funds from the Escrow Fund are not sufficient, each Seller shall be responsible only for its Pro Rata Indemnity Share of any remaining amount payable. The Purchaser and the Seller Representative (on behalf of Sellers) agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Accounting Firm.

1.4 Earnout. As additional consideration for the Stock and Options held by the Sellers and the Optionholders, such Persons shall be entitled to certain contingent earnout payments as described in Schedule 1.4.

ARTICLE II

Closing Conditions

2.1 Mutual Conditions. The respective obligations of the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by the Purchaser and the Seller Representative to the extent permitted by applicable law:

(a) No Injunction. At the Closing there shall be no effective injunction, writ or preliminary restraining order, or any order of any nature issued by a Government Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided.

(b) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(c) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) contravene, or conflict with, or result in a violation of, any Law.

2.2 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Purchaser, which shall be demonstrated by the Purchaser’s consummation of the Closing) as of the Closing of the following conditions:

(a) Representations. The representations and warranties contained in Articles III, IV and V hereof shall be true and correct at and as of the Closing (except representations which were expressly made as of a certain date, which representations shall only be required to be true and correct as of the date made) (provided that all representations and warranties shall be considered without regard to any materiality qualifier therein), except to the extent any such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Covenants. The Sellers, the Company, and MDPLC shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by them prior to or at the Closing, including without limitation delivery by the Sellers to the Company of all certificates evidencing the Stock.

(c) Resignation of Directors. The Company and its Subsidiaries shall have received the resignation of each of the directors of the Company and its Subsidiaries, effective as of the Effective Time.

(d) Release of Liens. The Company shall have obtained releases pursuant to UCC-3 termination statements, as applicable, or otherwise, of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company and its Subsidiaries.

(e) Termination of Agreements. The following agreements shall have been terminated: (i) the Management Services Agreement, dated May 25, 2005, by and between Metro Midco, Inc. and Sentinel Capital Partners, L.L.C. (the “Midco Agreement”), (ii) the Stockholders Agreement, dated May 25, 2005, by and among the Company and the Sellers, (iii) the Registration Rights Agreement, dated May 25, 2005, by and among the Company and the Sellers; (iv) the Amended and Restated Employment Agreement, dated May 25, 2006, by and among the Company, MDMI and David E. Milbrath, D.D.S.; (v) the Amended and Restated Employment Agreement, dated May 25, 2006, by and among the Company, MDMI and Marcus M. Gustafson, D.D.S.; (vi) Laboratory Provider Agreement dated October 15, 2004, between Merit Dental Lab, LLC and MDMI, as amended; and (vii) MDMI Group Supplemental Medical Expense Reimbursement Insurance, Group number 7426 covering David Milbrath, Marcus Gustafson and Robert Sponsel with services provided by BeniComp, Inc. In connection with the termination of the Midco Agreement, Sentinel Capital Partners, L.L.C. shall acknowledge that it is not entitled to a fee under Section 7 of the Midco Agreement in connection with the transactions contemplated hereby or otherwise, other than to the extent such fees are included in Seller Expenses.

(f) Provider Assignment of Names. MDPLC shall cause any trademarks or trade names owned by it or its Subsidiaries and used in the operation of its business or the business of any of its Subsidiaries to be assigned to Purchaser at the Closing.

(g) Closing Documents. At the Closing, the Company shall have delivered to the Purchaser all of the following documents:

(i) all existing minute books, stock transfer records, corporate seals of the Company and its Subsidiaries and other materials relating to the Company’s administration which are in the possession of the Company;

(ii) all original trademark, patent and copyright registration certificates, and files pertaining to Company Intellectual Property, to the extent within the Company’s possession or control;

(iii) a good standing or similar certificate of the Company from the Company’s jurisdiction of incorporation dated within ten days prior to the Closing Date;

(iv) a certificate of each of an officer of the Company and an officer of MDPLC, dated as of the Closing Date, to the effect that the condition in Section 2.2(a) (to the extent such condition relates to the representations and warranties contained in Article III and V, respectively) has been satisfied; and

(v) the Escrow Agreement, executed by the Seller Representative and the Escrow Agent.

(h) No Material Adverse Effect. Since the date hereof, there shall have occurred no Material Adverse Effect.

(i) Service Agreement. MDPLC shall have duly executed and delivered to MDMI the Service Agreement.

(j) Ludke Call Option Agreement. The members of MDPLC shall have duly executed and delivered the Ludke Call Option Agreement.

(k) New Employment Agreements. David E. Milbrath, D.D.S. shall have executed an employment agreement with MDMI in the form attached hereto as Exhibit A, and Marcus M. Gustafson, D.D.S. shall have executed an employment agreement with MDMI in the form attached hereto as Exhibit B.

2.3 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Seller Representative which shall be demonstrated by the Sellers consummation of the Closing) as of the Closing of the following conditions:

(a) Representations. The representations and warranties contained in Article VI hereof shall be true and correct in all material respects at and as of the Closing (except representations which were expressly made as of a certain date, which representations shall only be required to be true and correct as of the date made) (provided that all representations and warranties shall be considered without regard to any materiality qualifier therein), except to the extent any such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser and its Subsidiaries taken as a whole.

(b) Covenants. The Purchaser shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Deliveries and Documents. At the Closing, the Purchaser shall have delivered to the Company and the Sellers all of the following:

(i) a good standing or similar certificate of the Purchaser from the Purchaser’s jurisdiction of incorporation dated within ten days prior to the Closing Date;

(ii) a certificate of an officer of the Purchaser, dated as of the Closing Date, to the effect that the condition in Section 2.3(a) has been satisfied;

(iii) certified copies of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

(iv) the Escrow Agreement, executed by the Purchaser and the Escrow Agent.

(d) Closing Date Payments. Purchaser shall have paid the amounts due to each Seller in accordance with Section 1.2.

2.4 Conditions to the Company’s Obligations. The obligation of the Company to cancel the Options and make the applicable payments with respect thereto as contemplated by Section 1.2(c) is subject to the consummation of the Closing.

ARTICLE III

Representations and Warranties of the Company and Sellers

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Sellers hereby severally represent and warrant to the Purchaser as follows:

3.1 Organization; Authority; No Breach.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, with full corporate power and authority to own the assets that it purports to own and to perform all its obligations under this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The Company’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party have been duly authorized by the Company. This Agreement and all other agreements or instruments contemplated hereby to which the Company is a party or by which the Company is bound, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 3.1, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the charter or bylaws of any of the Company or its Subsidiaries, or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which any of the Company or its Subsidiaries is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except, in the case of clauses (ii) and (iii) only, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.1, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Capitalization.

(a) The authorized, issued and outstanding capital stock of the Company is set forth on Schedule 3.2. Except as set forth on Schedule 3.2, the Company does not have any outstanding Equity Interests. Except as set forth on Schedule 3.2, there are no (i) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of the Company or (ii) voting trusts, proxies or other agreements among the Sellers with respect to the voting or transfer of the Company’s Stock.

(b) The Company has separately provided to Purchaser a schedule which accurately and completely sets forth the following information as of the date of this Agreement: (i) the name of the holder of each outstanding Option; (ii) the number of shares of Common Stock subject to such Option, and the applicable Exercise Price per share of Common Stock; (iii) the vesting schedule applicable to such Option; (iv) the expiration date of such Option; and (v) whether such Option has been designated as an Incentive Stock Option (ISO). All outstanding Options were granted pursuant to the terms of the Company Option Plan. The Company has delivered to Purchaser accurate and complete copies of the Company Option Plan, and the forms of all stock option agreements evidencing any Options. All issued and outstanding shares of Stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and were issued in conformity with all applicable state and federal securities laws.

3.3 Subsidiaries.

(a) Except as set forth on Schedule 3.3, the Company does not have any Subsidiaries (direct or indirect) or hold any Equity Interest of any Person. The issued and outstanding Equity Interests of each Subsidiary of the Company are set forth on Schedule 3.3. All of the outstanding Equity Interests of each Subsidiary of the Company are held beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any Liens. Except as set forth on Schedule 3.3, no Subsidiary of the Company has any outstanding Equity Interests. There are no (i) outstanding obligations of the Company or any of its Subsidiaries (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of any of the Company’s Subsidiaries or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock of a Subsidiary of the Company.

(b) Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, with full corporate power and authority to own the assets that it purports to own and to perform all its obligations under this Agreement. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

3.4 Financial Statements.

(a) Attached hereto as part of Schedule 3.4 are the (i) audited consolidated balance sheet of the Company and its Subsidiaries and Provider as of December 31, 2006, and the related statements of income and cash flows for the 12-month period then ended, together with a copy of the accountant’s report thereon, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries and Provider as of July 31, 2007 (the “Most Recent Balance Sheet”), and the related statement of income and cash flows for the seven month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Except as set forth on Schedule 3.4, each of the Financial Statements (including in all cases the notes thereto, if any) has been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries and Provider, and fairly presents, in all material respects, the financial condition, operating results and cash flows of the Company and its Subsidiaries and Provider, and has been prepared in accordance with GAAP consistently applied throughout such Financial Statements and the periods covered thereby (except, in the case of the Financial Statements described in clause (ii) above, for the lack of footnote disclosure and normal year end adjustments).

(b) Each of the Company and its Subsidiaries and Provider maintains a system of internal accounting controls that provide reasonable assurance that (i) transactions are executed with management authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for assets; and (iii) access to material assets is permitted only in accordance with management authorization.

(c) There is no “off-balance sheet” transaction, arrangement or relationship between, on the one hand, the Company or any of its Subsidiaries or Provider and, on the other hand, any unconsolidated Person, including any structured finance, special purpose, or limited purpose Person.

(d) To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in either the design or operation of internal controls of the Company or its Subsidiaries or Provider that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information on a consolidated basis in a materially accurate manner. With respect to periods after January 1, 2002, the Company has no Knowledge of any fraud or suspected fraud involving any employee of the Company or its Subsidiaries or Provider who has or had a role in the internal controls related to financial reporting.

3.5 Absence of Certain Developments. As of the date of this Agreement, since the date of the Most Recent Balance Sheet, there has occurred no fact, event or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.5, since the date of the Most Recent Balance Sheet, the Company and its Subsidiaries have conducted their business only in the ordinary course of business, and, without limiting the generality of the foregoing, the Company and its Subsidiaries have not:

(a) issued any notes, bonds or other debt securities or any Equity Interests;

(b) declared, set aside or made any payment or distribution of cash or other property with respect to the Company’s Stock or other Equity Interests or purchased, redeemed or otherwise acquired any shares of the Company’s Stock or other Equity Interests;

(c) sold, assigned, transferred, pledged (or otherwise subjected to a Lien other than a Permitted Lien), leased, licensed or abandoned any of their material assets, except in the ordinary course of business;

(d) made or granted any bonus or any wage or salary increase, or made or granted any increase in payments or benefits under any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in each case in the ordinary course of business or as required by applicable Law;

(e) made capital expenditures or commitments therefor in excess of $100,000 individually, or $250,000 in the aggregate, except in the ordinary course of business;

(f) delayed beyond when due in accordance with its terms or canceled the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable, except in the ordinary course of business;

(g) suffered any damage, destruction or casualty loss exceeding $100,000 in the aggregate, whether or not covered by insurance;

(h) made any material change in their cash management practices or in any method of accounting or accounting policies;

(i) made any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $10,000 for any one purchase or $25,000 for all such purchases or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof exceeding an aggregate of $10,000;

(j) made any loan or advance to any Person, other than loans or advances to employees in the ordinary course of business;

(k) made any modification, waiver, change, amendment, release, rescission, or termination of, or accord and satisfaction with respect to, any material term, condition, or provision of any Material Contract, other than in the ordinary course of business; or

(l) agreed, whether orally or in writing, to do any of the foregoing;

(m) to the Knowledge of the Company, been the subject of any disciplinary or other similar action, proceeding, or investigation taken by any Government Entity.

3.6 Title to Tangible Assets. Except as set forth on Schedule 3.6 and except with respect to the matters addressed in Section 3.9 and Section 3.17 (which shall be governed solely by the terms of such sections), the Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use, the tangible properties and assets shown on the Most Recent Balance Sheet or acquired thereafter, free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business, (ii) Permitted Liens, and (iii) with respect to leases and other agreements, the rights of the other parties specified therein.

3.7 Tax Matters.

(a) The Company and its Subsidiaries have timely filed all Tax Returns that they were required to file (taking into account all extensions). All such Tax Returns were correct and complete in all material respects. All material Taxes due and owing (taking into account all extensions) by the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any Governmental Body in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns asserting that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or its Subsidiaries.

(b) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

(c) No foreign, federal, state, or local Tax Proceeding is pending or being conducted with respect to the Company or its Subsidiaries. To the Knowledge of the Company, neither the Company nor its Subsidiaries has received from any Governmental Entity having taxing authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or Proceeding, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government Entity against the Company or its Subsidiaries. The Company has made available to Purchaser correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries filed or received since December 31, 2002.

(d) Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency the effect of which is to extend the statute of limitations or time with respect to which a Tax assessment or deficiency may be imposed or asserted to a date after the date hereof.

(e) Neither the Company nor its Subsidiaries has been a United States real property holding corporation within the meaning of IRC §897(c)(2) during the applicable period specified in IRC §897(c)(1)(A)(ii). Neither the Company nor its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor its Subsidiaries (A) has been a member of an “affiliated group” (as defined under the IRC §1504) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise. Neither the Company nor its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

(f) Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or IRC §361 within the past two years.

The representations and warranties in this Section 3.7 are the sole and exclusive representations and warranties concerning Tax matters.

3.8 Contracts and Commitments.

(a) Except as expressly contemplated by this Agreement or as set forth on Schedule 3.8, neither of the Company or its Subsidiaries is a party to or bound by any written:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other material employee benefit plan, arrangement or practice, whether formal or informal;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting its ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or liability;

(iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company and/or its Subsidiaries or any letter of credit arrangements, or any guarantee therefor;

(v) lease or agreement under which the Company and/or its Subsidiaries is a (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company and/or its Subsidiaries;

(vi) contract, or group of related contracts with the same party or group of affiliated parties, continuing over a period of more than six months from the date or dates thereof, not terminable by the Company and/or its Subsidiaries upon 30 days’ or less notice without penalty;

(vii) agreement relating to the ownership of, Investments in or loans and advances to any Person (other than advances to employees in the ordinary course of business), including Investments in joint ventures and minority equity investments;

(viii) material license agreement with respect to any Intellectual Property Rights material to the conduct of the Company’s business (except for license agreements for mass-marketed software); or

(ix) contract or agreement prohibiting it from engaging in any business (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement).

(b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 3.8 (the “Material Contracts”) are valid, binding and enforceable as to the Company and its Subsidiaries (to the extent a party thereto), and to the Knowledge of the Company, as to the other parties thereto, in accordance with their respective terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), except to the extent the failure to be such would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.8, the Company and its Subsidiaries have performed all obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company and/or its Subsidiaries under any Material Contract and, to the Knowledge of the Company, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract; except in each case to the extent such would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property Rights.

(a) Schedule 3.9 contains a complete and accurate list of all of the following that are owned by the Company or any of its Subsidiaries: (i) patented or otherwise registered Intellectual Property Rights, and (ii) pending patent applications or other applications for registration of other Intellectual Property Rights.

(b) Except as set forth on Schedule 3.9, (i) there are no actions presently pending against the Company or any of its Subsidiaries contesting the validity, use, ownership or enforceability of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property”), (ii) to the Knowledge of the Company, the use of the Company Intellectual Property in the conduct of the Company’s and its Subsidiaries’ respective businesses does not infringe or misappropriate any Intellectual Property Rights of other Persons, and the Company and its Subsidiaries have not received any written notice regarding the foregoing, and (iii) to the Knowledge of the Company, no third party has infringed or misappropriated any of the Company Intellectual Property.

3.10 Litigation. Except with respect to Intellectual Property matters (which are exclusively addressed in Section 3.9) or as set forth on Schedule 3.10, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against the Company and/or its Subsidiaries, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). Except as set forth in Schedule 3.10, neither the Company nor any of its Subsidiaries is subject to any judgment, order, or decree, which has a reasonable probability of having a Material Adverse Effect.

3.11 Brokerage. Except for the fees and expenses of William Blair & Company and Sentinel Capital Partners, L.L.C., there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company, its Subsidiaries, and/or the Sellers are a party or subject to.

3.12 Labor Matters. Schedule 3.12 contains a true and complete list as of the date hereof, of (i) all employees or leased employees of the Company and/or its Subsidiaries having an annual salary in excess of $100,000, (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation, and (iii) the directors of the Company and its Subsidiaries. Except as set forth on Schedule 3.12, to the Knowledge of the Company, no employee listed on Schedule 3.12 and no group of employees has any plans to cease providing services to the Company and/or its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have no current material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Company and its Subsidiaries have not engaged in any plant closing or employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. The Company and its Subsidiaries have fully complied with the employment eligibility verification requirements set forth in 8 C.F.R 274(a), including the accurate and timely completion of I-9 forms. To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries is unauthorized to work in the United States.

3.13 Employee Benefit Plans.

(a) Schedule 3.13 sets forth a list of each “employee benefit plan” as defined in ERISA §3(3) and each other material employee benefit plan, arrangement, policy or agreement which is or was at any time during the last three years maintained, administered or contributed to by the Company or any Subsidiary of the Company and covers any current or former employee or member of the Company or any Subsidiary of the Company or under which the Company or any Subsidiary of the Company has any material liability. Copies of such plans, arrangements, policies or agreement (and, if applicable, related trust agreements) and all amendments thereto have been made available to Purchaser together with, if applicable, the three most recent annual reports (Form 5500) prepared in connection with any such plan. Such plans, arrangements, policies or agreements are referred to collectively herein as the “Employee Plans”.

(b) Each Employee Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and operation in all material respects with applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code.

(c) None of the Employee Plans are subject to Title IV of ERISA, are Multiemployer Plans, provide for medical or life insurance benefits to retired or former employees of the Company and/or its Subsidiaries (other than as required under COBRA), or is maintained in connection with any trust described in Section 501(c)(9) of the Code.

(d) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each Employee Plan. To the Knowledge of the Company, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has made or will make the Company or any Subsidiary of the Company liable for any material tax pursuant to Section 4975 of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding (other than routine claims for benefits) with respect to any Employee Plan.

(e) Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon an opinion letter from the Internal Revenue Service on the form of a prototype plan document to the effect that the form of such prototype plan document meets the requirements of Code §401(a) and, to the Knowledge of the Company, each such Employee Plan has been so qualified during the period from its adoption to date.

(f) Except as set forth in Schedule 3.13, the execution of, and the consummation of the transactions contemplated by, this Agreement will not constitute a triggering event under any Employee Plan, which (either alone or upon the occurrence of any additional or subsequent event) will result in any payment (of severance or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant in such Employee Plan or current or former employee of the Company.

(g) For purposes of this Section 3.13, any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings thereunder.

3.14 Compliance with Laws; Permits. Except as set forth on Schedule 3.14:

(a) Except with respect to applicable Laws relating to intellectual property matters (which are exclusively addressed in Section 3.9), Taxes (which are exclusively addressed in Section 3.7), labor matters (which are exclusively addressed in Section 3.12), Employee Benefit Plans (which are exclusively addressed in Section 3.13), Environmental Laws (which are exclusively addressed in Section 3.15), the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the operation of their business.

(b) Except with respect to permits relating to Environmental Laws, which are exclusively addressed in Section 3.15 below, (i) the Company and its Subsidiaries hold all permits, licenses, certificates, accreditations and other authorizations of all Government Entities required for the conduct of their business and the ownership of their properties, (ii) the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of all permits, licenses, accreditations and authorizations which they hold, and (iii) there are no pending or, to the Knowledge of the Company, threatened proceedings which would reasonably be expected to result in the revocation or cancellation of, or inability of any of them to obtain or renew any permits, licenses, accreditations and authorizations which they hold or are required to hold.

3.15 Environmental Matters. Except as set forth on Schedule 3.15:

(a) The Company, its Subsidiaries and Provider are in compliance in all material respects with all Environmental Laws.

(b) The Company, its Subsidiaries and Provider have obtained and are in compliance in all material respects with all permits, licenses and other authorizations required pursuant to any Environmental Laws for the operation of the business of the Company and its Subsidiaries and that of Provider, each as currently conducted.

(c) Neither the Company or any of its Subsidiaries nor Provider has received any written notice that it is in material violation of, or has any unpaid material liability under, Environmental Laws.

(d) To the Knowledge of the Company, no hazardous waste or toxic material has been disposed of, discharged on, or leaked from, or has otherwise contaminated, any real property owned, leased, or operated by the Company, its Subsidiaries or Provider, and no hazardous waste or toxic material is stored upon or in any real property owned, leased, or operated by the Company, its Subsidiaries or Provider, in each so as to give rise to any investigatory, corrective or remedial obligation of the Company, its Subsidiaries or Provider under Environmental Laws.

This Section 3.15 sets forth the sole and exclusive representations and warranties with respect to environmental matters, including without limitation any arising under any Environmental Laws.

3.16 Affiliate Transactions. Except as set forth on Schedule 3.16, no officer, director, shareholder or Affiliate of the Company or its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or Provider or has any interest in any property used by the Company or its Subsidiaries or Provider.

3.17 Real Property. Schedule 3.17 sets forth the address of all leasehold or subleasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”). The Company has delivered to the Purchaser a true and complete copy of all leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property (the “Leases”). Except as set forth on Schedule 3.17, with respect to each of the Leases: (i) such Lease is in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws; and (ii) the Company and its Subsidiaries are not in material default under such Lease, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material default. Neither the Company nor any of its Subsidiaries owns fee simple title to any real property.

3.18 Insurance.

(a) Schedule 3.18 contains a description of each insurance policy maintained by the Company and any of its Subsidiaries with respect to their properties, assets and business. The Company and its Subsidiaries are not in material default with respect to their obligations under any insurance policy they maintain.

(b) Schedule 3.18 sets forth, by year, for the current policy year and each of the five preceding policy years a summary of the loss experience under each policy that provides coverage to the Company or its Subsidiaries and a statement describing each claim under an insurance policy for an amount in excess of $50,000.

(c) Except as set forth on Schedule 3.18:

(i) All policies of insurance to which the Company or its Subsidiaries is a party or that provide coverage to the Company or its Subsidiaries, or any director or officer of the Company or its Subsidiaries (A) are, to the Knowledge of the Company, valid, outstanding and enforceable; (B) are, to the Knowledge of the Company, sufficient for compliance with all Laws and all contracts to which the Company or its Subsidiaries are a party or by which they are bound; and (C) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or its Subsidiaries.

(ii) The Company has no Knowledge of any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) All premiums due, and all other material obligations to be performed by the Company or its Subsidiaries, under each policy to which it is a party or that provides coverage to the Company or its Subsidiaries or its business or any director or officer thereof, have been paid or performed.

(iv) The Company has given notice to the insurer of all material claims of which it has Knowledge that may be insured thereby.

3.19 Business. The Company is and has been engaged in the business of providing administrative services to dental practices through one or more wholly-owned subsidiaries and is not engaged in any other business whatsoever except as may be incidental to the foregoing.

3.20 Suppliers. Except as set forth in Schedule 3.20, no material supplier of products or services to the Company and its Subsidiaries has indicated in writing that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying such products or services either prior to, or following the consummation of, any of the transactions contemplated by this Agreement.

3.21 Undisclosed Liabilities. Except as set forth on Schedule 3.21, the Company and the Provider have no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

(a) Those set forth in the Financial Statements;

(b) Those which would not be required by GAAP to be set forth on a consolidated balance sheet of the Company (including Provider) prepared as of the date hereof;

(c) Those which have arisen in the ordinary course since July 31, 2007;

(d) Those arising from the agreements or other commitments specifically identified in Schedule 3.8 or those agreements or other commitments not required to be specifically identified in Schedule 3.8;

(e) Those arising under this Agreement or other agreements and instruments delivered pursuant to this Agreement; or

(f) Those expressly disclosed on the other Schedules hereto or included in Closing Date Funded Indebtedness.

3.22 Bank Accounts, Depositories; Powers of Attorney. Set forth in Schedule 3.22 is a true, correct, and complete list of the names and locations of all banks or other depositories in which the Company or any of its Subsidiaries have one or more accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom, or have access thereto. Except as set forth in Schedule 3.22, no person or entity has a power of attorney from either the Company or any of its Subsidiaries.

3.23 Medicare and Medicaid. Except as set forth in Schedule 3.23, neither Provider nor any dentist or dental care professional employed or retained by Provider is a provider of dental services through Medicare, Medicaid, or any other governmental health care reimbursement program (collectively, the “Governmental Programs”). Neither Provider nor any employee of Provider nor, to the Company’s or any Sellers’ Knowledge, any independent contractor or other agent of Provider has violated any Law under or relating to any Governmental Program, including without limitation those relating to fraud and abuse (the “Governmental Reimbursement Laws”).

3.24 Disciplinary Actions. Except as set forth in Schedule 3.24, there have been no disciplinary or similar actions, proceedings, or investigations taken by the Minnesota Board of Dentistry or other governmental or accrediting board, agency, or authority against or with respect to Provider, or, to the Company’s or any Seller’s Knowledge, any employee or independent contractor of Provider.

3.25 Provider’s Business. Provider is and has been engaged in the business of providing dental services to its patients and is not engaged in any other business whatsoever except as may be incidental to the foregoing.

3.26 Accounts Receivable. All accounts and notes receivable of Provider represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. There are no contests, claims, or rights of set off relating to the amount or validity of such receivables except for those that in the aggregate would not have a Material Adverse Effect. Since December 31, 2006, there have been no accounts receivable of Provider converted to notes receivable or, except in the ordinary course of business, otherwise extended.

3.27 Suppliers and Third Party Payors. Except as set forth in Schedule 3.27, since December 31, 2005, no material supplier of products or services to Provider has indicated in writing that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying such products or services either prior to, or following the consummation of, any of the transactions contemplated by this Agreement. Schedule 3.27 sets forth a list of each third party payor who has terminated its relationship with Provider since December 31, 2005, or has notified Provider in writing since December 31, 2005, that it intends to terminate such relationship. Except as set forth in Schedule 3.27, Provider has not suffered the loss of a relationship with any third party payor that alone or in the aggregate comprises more than 1% of calendar 2007 consolidated revenues of the Company as shown in the Financial Statements and, since December 31, 2005, no third party payor has indicated in writing that it will discontinue using Provider as its provider of dental services prior to or following the consummation of the transactions contemplated by this Agreement.

3.28 No Other Representations or Warranties

(a) The Purchaser acknowledges and agrees that (i) the Sellers and the Company do not make, and have not made, any representations or warranties relating to the Sellers, the Company or the Company’s Subsidiaries, or Provider, or otherwise in connection with the transactions contemplated herein, other than those expressly set forth in Articles III and IV of this Agreement, and (ii) except as to such representations and warranties expressly set forth in Articles III and IV of this Agreement, all property conveyed pursuant to this agreement will be on an “as is,” “where is,” “with all faults” basis and without any other representation or warranty, express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, operability, capacity, or condition. Without limiting the generality of the foregoing, the Purchaser agrees that any estimates, projections, forecasts or other predictions, data, financial, information, documents, reports, sales brochure or other literature, maps or sketches, statements (oral or written), summaries, abstracts, indexes, descriptions or presentations (including, without limitation, any management presentation or property or facility tour or due diligence investigation), provided to or obtained by the Purchaser and concerning the Sellers, the Company or the Company’s Subsidiaries or Provider (collectively, the “Information”), are not and shall not be deemed to be, constitute or include representations or warranties of the Sellers or the Company, and that the only representations and warranties made by the Sellers or the Company are those expressly set forth herein. The Purchaser acknowledges that it has not relied and is not relying on any Information other than the Company’s and Sellers’ representations and warranties expressly set forth herein. The Purchaser acknowledges that no Person has been authorized by the Sellers or the Company to make any representation or warranty relating to the Sellers, the Company or the Company’s Subsidiaries, or Provider, or otherwise in connection with the transactions contemplated herein and, if made, such representation or warranty may not be relied upon by the Purchaser.

(b) The Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and Provider, and (ii) it has conducted or will conduct prior to the Closing such investigations of the Company and its Subsidiaries and Provider as the Purchaser deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the express representations and warranties of the Company and Sellers herein, and not otherwise on any of the Information. The Purchaser further acknowledges and agrees that it will not at any time assert any claim against the Sellers or the Company or any of their respective managers, partners, members, directors, officers, employees, agents, shareholders, affiliates, consultants, investment bankers, advisers or representatives, or attempt to hold the Sellers or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to the Information furnished by the Sellers or such Persons concerning the Company and its Subsidiaries and Provider, other than any inaccuracies or misstatements in the representations and warranties expressly set forth in Articles III and IV of this Agreement.

(c) Nothing contained in this Section 3.25 or elsewhere in this Agreement shall limit the right of the Purchaser to rely on the representations and warranties of MDPLC contained in Article V hereof.

ARTICLE IV

Representations and Warranties of the Sellers

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to the Purchaser as to only itself as follows:

4.1 Authorization; No Breach.

(a) To the extent applicable, such Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Seller is a party have been duly authorized by such Seller. This Agreement and all other agreements or instruments contemplated hereby to which such Seller is a party or by which such Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Stock pursuant to,

(iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) any Law to which such Seller is subject or (B) any agreement, instrument, order, judgment or decree to which such Seller is subject, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company and its Subsidiaries or the Purchaser’s ownership of the Stock, or otherwise prevent or materially delay the Closing.

4.2 Title to Stock; Ownership of the Sellers. Each Seller owns of record and beneficially the Stock and/or Options set forth opposite such Seller’s name on Schedule 4.2, and such Seller has good and marketable title to such Stock and/or Options, free and clear of all Liens (other than pursuant to the agreements described in Section 2.2(e) above and, in the case of the Options, the option plan and option agreements pursuant to which the Options were issued). Except as set forth on Schedule 4.2, such Seller is not a party to (i) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Equity Interests of the Company or (ii) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Stock of the Company.

4.3 Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders investigations or claims pending or, to the knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

ARTICLE V

Representations and Warranties of MDPLC

As a material inducement to the Purchaser to enter into this Agreement and consummate the transaction contemplated hereby, MDPLC hereby represents and warrants to the Purchaser as follows:

5.1 Organization; Authority; No Breach.

(a) MDPLC is a professional limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Minnesota, with full power and authority to own the assets that it purports to own and to perform all its obligations under this Agreement. MDPLC is duly qualified to do business as a foreign professional limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) MDPLC’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized by it. This Agreement and all other agreements or instruments contemplated hereby to which MDPLC is a party or by which it is bound shall, when executed and delivered by MDPLC in accordance with the terms hereof, each constitute a valid and binding obligation of MDPLC, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 5.1, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the charter or bylaws of MDPLC or any of its Subsidiaries, or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which MDPLC or any of its Subsidiaries is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which MDPLC or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except, in the case of clauses (ii) and (iii) only, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 5.1, neither MDPLC nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Capitalization. The authorized, issued and outstanding Equity Interests of MDPLC are set forth on Schedule 5.2. Except as set forth on Schedule 5.2, MDPLC does not have any outstanding Equity Interests. Except as set forth on Schedule 5.2, there are no (i) outstanding obligations of MDPLC (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interest of MDPLC or (ii) voting trusts, proxies or other agreements among the members of MDPLC with respect to the voting or transfer of Equity Interests of MDPLC.

5.3 Subsidiaries.

(a) Except as set forth on Schedule 5.3, MDPLC does not have any Subsidiaries (direct or indirect) or hold any Equity Interest in any Person. The issued and outstanding Equity Interests of each Subsidiary of MDPLC are set forth on Schedule 5.3. All of the outstanding Equity Interests of each Subsidiary of MDPLC held beneficially and of record by MDPLC or a Subsidiary of MDPLC are held free and clear of any Liens. Except as set forth on Schedule 5.3, no Subsidiary of MDPLC has any outstanding Equity Interests. There are no (i) outstanding obligations of MDPLC or any of its Subsidiaries (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of any of MDPLC’s Subsidiaries or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the Equity Interests of any Subsidiary of MDPLC.

(b) Each Subsidiary of MDPLC is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, with full power and authority to own the assets that it purports to own. Each Subsidiary of MDPLC is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

ARTICLE VI

Representations and Warranties of the Purchaser

As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Sellers as follows:

6.1 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

6.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which the Purchaser is a party or by which the Purchaser is bound have been duly authorized by all requisite corporate action. This Agreement and all other agreements contemplated hereby to which the Purchaser is a party, when executed and delivered by the Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by the Purchaser of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of the Purchaser, (B) any Law to which the Purchaser is subject, or (C) any material agreement, instrument, order, judgment or decree to which the Purchaser is subject.

6.3 Consents. Except as set forth on Schedule 3.1, the Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity in connection with the consummation of the transactions contemplated by this Agreement.

6.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Purchaser is a party or to which the Purchaser is subject.

6.5 Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders investigations or claims pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

6.6 Investment Representation. The Purchaser is purchasing the Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock. The Purchaser acknowledges that the Stock have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

6.7 Sufficient Funds; Solvency.

(a) Attached hereto as Exhibit C are true, correct and complete signed counterpart(s) of the commitment letter(s), dated as of the date hereof, providing for debt financing in respect of the transactions contemplated by this Agreement (the “Debt Commitment Letters”), which debt financing will be sufficient to pay the Purchase Price, all other amounts to be paid by the Purchaser hereunder and all expenses of the Purchaser incurred in connection with the consummation of the transactions contemplated hereby. The Debt Commitment Letters are in full force and effect, are valid and binding obligations of each of the parties thereto and are not subject to any contingencies or conditions that are not set forth in the copies of the Debt Commitment Letters attached hereto as Exhibit C. Other than the Debt Commitment Letters, none of the Purchaser or its Affiliates have entered into any agreement pursuant to which any Person has the right to modify or amend the terms of the debt financing contemplated by the Debt Commitment Letters. To the Purchaser’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Debt Commitment Letters, and the Purchaser has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term or condition of closing to be satisfied pursuant to the Debt Commitment Letters. The Purchaser or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof.

(b) Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and its Subsidiaries shall (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (ii) have adequate capital to carry on their respective businesses.

6.8 Access to Information. The Purchaser and its representatives have reviewed all the documents set forth on the Schedules hereto. The Purchaser and its representatives have had an opportunity to ask questions and receive answers concerning such documents and have had full access to such other information concerning the Company as the Purchaser and its representatives have requested.

ARTICLE VII

Pre-Closing Covenants

7.1 Access. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and MDPLC (i) will give the Purchaser, its counsel, financial advisors and auditors reasonable access during normal business hours and, with the Company’s or MDPLC’s prior approval (which shall not be unreasonably withheld or delayed), after normal business hours and on reasonable notice to the properties, books, records, files, and other documents and information of and relating to the Company and/or its Subsidiaries, and/or Provider, (ii) will furnish to Purchaser, its counsel, financial advisors and auditors such financial and operating data and other information with respect to the Company and/or its Subsidiaries, and/or Provider, as such Persons may reasonably request and (iii) will instruct the employees, counsel, financial advisors and accountants and auditors of the Company and/or its Subsidiaries and/or Provider to cooperate reasonably with Purchaser in its investigation; provided, however, that in any such case (A) such access does not unreasonably disrupt the normal operations of the Company or Provider, (B) any such access shall be conducted at the Purchaser’s expense, and (C) the Purchaser shall not have access to any individual performance or evaluation records, medical histories or other information that in the Company’s or MDPLC’s reasonable judgment is privileged, sensitive or the disclosure of which could reasonably be expected to subject the Company, its Subsidiaries, Provider or the Sellers to risk of material liability, and (D) the Purchaser shall not conduct any sampling and/or analysis of environmental media or any other environmental investigation. The Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of the Company and/or its Subsidiaries and/or Provider prior to the Closing without the prior consent of the Company or MDPLC, as the case may be. All information disclosed (including any information provided pursuant to clause (a) above), whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Purchaser (or its Affiliates or representatives) shall, until the earlier to occur of (x) the Closing Date or (y) the termination of the Confidentiality Agreement, be kept confidential by such Persons in accordance with the Confidentiality Agreement and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement.

7.2 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will except as otherwise provided herein or as otherwise required by applicable law, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), conduct its business in the ordinary and regular course in the same manner, in all material respects, heretofore conducted and not take or omit to be taken any action which would result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, without the prior consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries to:

(i) (A) except as required by law or any Employee Plan, increase the compensation (including bonuses) payable or level of benefits provided, or to become payable or provided, to any employee of the Company or any of its Subsidiaries (other than normal recurring increases in wages to employees in the ordinary course of business), or (B) except as contemplated by this Agreement, amend or enter into any employment, deferred compensation, bonus or other incentive compensation, severance, retention, termination, change in control or similar agreement;

(ii) issue, sell or dispose of any Stock or other Equity Interest in the Company or any of its Subsidiaries;

(iii) amend its bylaws, certificate of incorporation or similar governing documents;

(iv) dispose of any material assets, except for sales, licenses or dispositions of assets in the ordinary course of business; or

(v) merge or consolidate with any other Person or effect or recapitalization or similar transaction.

(c) Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and the Sellers will use their reasonable best efforts to obtain formal releases in favor of the Company and its Subsidiaries from Drs. Fondell and Lombardo with respect to the obligation, if any, to continue payment to them of amounts that MDMI has been paying them since the expiration on June 1, 2006, of their respective amended and restated employment agreements with MDMI dated January 1, 2002.

7.3 Efforts; Further Assurances.

(a) Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including all things reasonably necessary, proper or advisable under applicable laws and regulations to cause the satisfaction, but not waiver, of the conditions set forth in Article II). The Purchaser shall use its commercially reasonable best efforts to obtain the financing contemplated by the Debt Commitment Letters, and the Company shall cooperate in good faith with such effort.

(b) Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties will use commercially reasonable efforts to obtain consents of all Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents, including the HSR Act filing fee, shall be borne by the Purchaser. Each party hereto shall, or cause their appropriate Affiliate to (i) make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and, in any event, within five Business Days) after the date of this Agreement, (ii) supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) cooperate with the other parties hereto and their Affiliates with respect to such Persons’ filing and supply of additional information pursuant to the HSR Act and otherwise in the parties’ collective efforts hereunder to comply with the requirements of the applicable Government Entities and to have the applicable waiting period expire. The Company, the Purchaser and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the Seller Representative.

(c) In the event any claim, action, suit, investigation or other proceeding by any Government Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

7.4 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement, the Sellers and the Company shall not, directly or indirectly, and shall cause their respective officers, directors, employees, agents, consultants, representatives, advisors and Affiliates to not, directly or indirectly:

(a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction; or

(c) accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction.

The Company further agrees that it shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) that is received by the Company or any representative of the Company from the date of this Agreement through the Closing Date.

7.5 Public Announcements. Prior to the Closing, the timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies or the general public shall be mutually agreed upon in advance by the Seller Representative and the Purchaser; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement in advance of such issuance.

7.6 Schedule Updates.

(a) Prior to the Closing, the Seller Representative may deliver to the Purchaser a supplement or update to the Schedules to this Agreement; provided that such supplements or updates may only amend the Schedules to this Agreement to reflect actions, events, conditions, circumstances or matters (i) occurring or arising after the execution and delivery of this Agreement, (ii) which are not the result of a breach of any covenant set forth in this Agreement, and (iii) which have not had or would not reasonably be expected to have a Material Adverse Effect. Such supplemented or updated Schedules shall be effective for all purposes of this Agreement.

(b) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Seller Representative will promptly notify Purchaser in writing if the Company gains Knowledge of any fact or condition that (i) causes or constitutes a material breach of any of Sellers’ or the Company’s representations and warranties as of the date of this Agreement, or (ii) would reasonably be expected to cause the condition set forth in Section 2.2(a) to be unsatisfied as of the Closing. Should any such fact or condition require any change in the Schedules if the Schedules were dated as of the date of the occurrence or discovery of any such fact or condition, Sellers and the Company will promptly deliver to Purchaser a supplement to the Schedules specifying such change, subject to Section 7.6(a) hereof.

ARTICLE VIII

Indemnification; Escrow

8.1 Survival of Representations and Warranties. The representations and warranties of the Purchaser, the Company, the Sellers, and MDPLC in this Agreement or in any certificate delivered hereunder, shall survive the Closing and terminate 15 months after the Closing Date, except that (a) the representations and warranties set forth in Section 3.7 shall survive until the expiration of any applicable statute of limitations, (b) the representations and warranties set forth in Section 3.13 and Section 3.15 shall survive until the three year anniversary of the Closing Date, and (c) the representations and warranties set forth in Section 3.1(b), Section 3.2, Section 3.3(a), Section 3.11, Section 4.1(a), and Section 4.2 shall survive indefinitely. All covenants set forth herein shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (such notice to describe such inaccuracy or breach with reasonable particularity); in any such case such representation or warranty shall survive, only for the purposes of claims for indemnity with respect to such inaccuracy or breach and not for the purposes of claims for indemnity related to any other inaccuracy or breach, until any claim for indemnity with respect to such inaccuracy or breach is resolved. The Purchaser, the Sellers, and Provider shall not have any obligation to indemnify any other Person with respect to the breach of any representation or warranty made hereunder, to the extent the applicable representation or warranty shall have expired as provided in this Section 8.1.

8.2 General Indemnification.

(a) Indemnification Obligations of the Company and Sellers. Subject to Section 8.2(d) below and the other limitations set forth herein, prior to the Closing, the Company shall, and after the Closing, the Sellers shall, severally as described in Section 8.2(e) and not jointly, indemnify the Purchaser and its Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Purchaser Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of the Company or the Sellers contained in Articles III or IV of this Agreement; or

(ii) any breach of any covenant or agreement of the Company (to the extent such covenant or agreement is to be performed prior to the Closing) or the Sellers under this Agreement.

(b) Indemnification Obligations of the Purchaser. The Purchaser shall indemnify the Sellers and their Affiliates, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of the Purchaser under this Agreement; or

(ii) any breach of any covenant or agreement of the Company (to the extent such covenant or agreement is to be performed after the Closing) or the Purchaser under this Agreement.

(c) Indemnification Obligations of MDPLC. MDPLC shall indemnify the Purchaser Indemnified Parties and save and hold each of them harmless and pay on behalf or reimburse such Purchaser Indemnified Parties as and when incurred for any Losses which any Purchaser Indemnified Party may suffer as a result of (i) any breach of any representation and warranty of MDPLC contained in Article V of this Agreement, or (ii) any breach of any covenant of MDPLC under this Agreement.

(d) Limitations on Indemnification. Notwithstanding the foregoing, the Company, the Sellers and MDPLC shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss:

(i) unless and until the aggregate of all Losses otherwise indemnifiable hereunder (not including Losses which are not limited hereby pursuant to the proviso below) exceeds $850,000 (in which case the Sellers shall be required to indemnify the Purchaser Indemnified parties for only such Losses in excess of $425,000, subject to the other limitations herein); provided that such limitation shall not apply to Losses arising from a breach of the representations set forth in Section 3.1(b), Section 3.2, Section 3.3(a), Section 3.7, Section 3.11, Section 4.1(a), and Section 4.2;

(ii) to the extent the Company’s and Sellers’ aggregate liability for all Losses would otherwise exceed $6,375,000; provided that such limitation shall not apply to Losses arising from a breach of the representations set forth in Section 3.1(b), Section 3.2, Section 3.3(a), Section 3.7, Section 3.11, Section 4.1(a), and Section 4.2;

(iii) to the extent such Loss consists of liabilities included in (x) the Closing Date Funded Indebtedness which reduced the Estimated Purchase Price pursuant to Section 1.1, or (y) the Closing Working Capital as finally determined pursuant to Section 1.3;

(iv) to the extent the Purchaser reasonably could have mitigated or prevented such Loss (including, without limitation, seeking indemnification or other redress pursuant to the terms of any contract to which the Company is a party and by which the Company has the right to seek indemnification from any third party);

(v) to the extent such Loss consists of consequential, special, exemplary or punitive damages, and in valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by the Purchaser for the Stock whether or not such multiple, increase factor or other premium had been used by the Purchaser at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Stock or its final purchase price for the Stock; and/or

(vi) arising from a claim or breach, to the extent the Purchaser had knowledge of such claim or breach at the time of the Closing.

(e) Sellers’ Limitation. Notwithstanding anything herein to the contrary, (i) subject to clause (ii) below, with respect to a particular indemnifiable Loss which is otherwise indemnifiable by the Sellers hereunder (and not by a single Seller as described in clause (iii) below), each Seller shall only be required to indemnify the Purchaser Indemnified Parties up to the amount of such indemnifiable Loss multiplied by such Seller’s Pro Rata Indemnity Share, (ii) to the extent the aggregate amount of Losses which are otherwise indemnifiable by the Sellers hereunder (and not by a single Seller as described in clause (iii) below) exceeds the aggregate proceeds received by the Sellers with respect to Common Stock and Options (as described in Sections 1.2(b) and (c)), with respect to a particular indemnifiable Loss which is otherwise indemnifiable by the Sellers hereunder (and not by a single Seller as described in clause (iii) below), each Seller shall only be required to indemnify the Purchase Indemnified Parties up to the amount of such indemnifiable Loss multiplied by such Seller’s Pro Rata Preferred Share, (iii) in the case of a breach by a Seller of a representation or warranty with respect to such Seller set forth in Article IV, or any covenant or other agreement of such Seller set forth herein, such Seller shall be entirely responsible for Losses related to such Seller’s breaches and no other Seller or the Company shall be required to indemnify any Purchaser Indemnified Parties with respect to such breaches or Losses related thereto (and to the extent any portion of the Escrow Fund is used pursuant to the provisions of Section 8.2(g) below to satisfy indemnification for which a particular Seller is entirely responsible for pursuant to this Section 8.2(e), such Seller shall promptly pay each other Seller the portion of the aggregate amount of the Escrow Fund so used which each other Seller would have otherwise received when such aggregate amount was released), and (iv) each Seller’s liability for Losses hereunder shall not exceed the net proceeds received by such Seller hereunder.

(f) Exclusive Remedy. The remedies provided by this Article VIII, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement (except in the case of fraud or a violation of Section 9.6) and such parties hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity, including without limitation any arising under CERCLA or any other Environmental Laws. The Purchaser may not avoid the limitations on liability of the Company and the Sellers set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory of liability other than fraud.

(g) Manner of Payment; Escrow.

(i) Any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from the Sellers or the Purchaser, as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, within 15 days after the determination thereof; provided, however, that any indemnification owed by the Sellers to the Purchaser Indemnified Parties shall first be satisfied out of the Escrow Fund to the extent any funds remain in escrow.

(ii) Any funds remaining in the Escrow Fund as of the 15 month anniversary of the Closing Date minus the aggregate amount claimed in good faith by Purchaser Indemnified Parties pursuant to claims made and not fully resolved prior to such date (minus any amount which the Seller Representative requires to pay unpaid Seller Expenses on behalf of the Sellers, which amount shall be released directly to the Seller Representative for such purpose, and such release shall not be applied to the Seller Representative’s Pro Rata Share of any remaining amount released to the Sellers) shall be released to the Sellers in accordance with their respective Pro Rata Shares. At any time following the 15 month anniversary of the Closing Date, to the extent the funds held in the Escrow Fund exceed the aggregate amount claimed in good faith by Purchaser Indemnified Parties pursuant to claims made prior to such 15 month anniversary of the Closing Date and not fully resolved prior to the time of determination, the excess funds shall be promptly released to the Sellers in accordance with their respective Pro Rata Shares (minus any amount which the Seller Representative requires to pay unpaid Seller Expenses on behalf of the Sellers, which amount shall be released directly to the Seller Representative for such purpose, and such release shall not be applied to the Seller Representative’s Pro Rata Share of any remaining amount released to the Sellers).

(iii) Notwithstanding anything herein to the contrary, upon the consummation of a Sale of the Company, any funds remaining in the Escrow Fund (minus any amount which the Seller Representative requires to pay unpaid Seller Expenses on behalf of the Sellers, which amount shall be released directly to the Seller Representative for such purpose, and such release shall not be applied to the Seller Representative’s Pro Rata Share of any remaining amount released to the Sellers) shall be released to the Sellers in accordance with their respective Pro Rata Shares.

(iv) Funds in the Escrow Fund shall be released to the Purchaser to reimburse the Purchaser for any payment made after the Closing and prior to January 1, 2009, with respect to the unrecorded liabilities set forth on Schedule 3.21 relating to obligations contingent on the continued employment of individuals identified in such schedule (to the extent such payment is required to be paid prior to January 1, 2009 in accordance with such obligations as in effect as of the Closing Date).

(v) The Purchaser and the Seller Representative shall promptly execute and deliver the necessary documents instructing the Escrow Agent to make any payment required to be made from the Escrow Fund as set forth in this Agreement.

(h) Third Party Claims. Any Person making a claim for indemnification under this Section 8.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it by a third party, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof and including a copy of any notice or document received from any third party relating to such Proceeding; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof under a reservation of rights by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitor shall continue to be entitled to assert any defense to such claim or limitation on indemnity contained herein with respect to such claim; provided further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice; and

(iii) If the Indemnitor is not entitled to, or does not, assume control of the defense of any Proceeding pursuant to the preceding provisions of this Section 8.2(h), the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to this Section 8.2. The Indemnitor shall be entitled to participate in the defense of the Proceeding and to employ at its expense counsel of its choice for such purpose. The Indemnitee shall obtain the prior written consent of the Indemnitor before entering into any settlement of a Proceeding or ceasing to defend such Proceeding, such consent not to be unreasonably withheld or delayed.

(i) Recoveries; Limit on Damages. The amount of any Loss suffered by an Indemnitee under this Agreement will be reduced by (i) the amount, if any, of the cash recovery (net of reasonable expenses incurred in obtaining such recovery or benefit) that the Indemnitee will have received with respect thereto from any other Person or under any insurance policies or from other collateral sources (and Indemnitees shall use commercially reasonable efforts to recover such Loss from other Persons or under insurance policies to the extent such Indemnitees believe in good faith that such recovery is available); and if such a recovery is received or enjoyed by an Indemnitee after it receives payment or other credit under this Agreement with respect to a Loss, then a refund equal in aggregate amount of the recovery, net of reasonable expenses and other costs incurred in obtaining recovery, will be made promptly to the Indemnitor, and (ii) any Tax benefits realizable with respect to such Loss;

(j) Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this Article VIII shall be treated as adjustments to the Purchase Price.

ARTICLE IX

Post-Closing Covenants

9.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII). The Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

9.2 Indemnification of Directors and Officers. The Governing Documents of the Company and its Subsidiaries shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in such Governing Documents as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or its Subsidiaries or who were otherwise entitled to indemnification pursuant to such Governing Documents. The provisions of this Section 9.2 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification pursuant to such Governing Documents, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 9.2 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.

9.3 Books and Records. For a period of six years from the Closing, the Purchaser shall, and shall cause the Company to, provide to the Sellers for any purpose relating to the Sellers’ ownership of the Stock or the operation of the Company’s business prior to the Effective Time, reasonable access to the books and records of the Company related to periods prior to the Closing Date upon reasonable advance written notice during regular business hours for the purpose of obtaining information for use as aforesaid and will permit the Sellers to make such extracts and copies thereof as may be necessary. The Sellers shall reimburse the Purchaser for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 9.3.

9.4 Employee Matters.

(a) During the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date, the Purchaser shall provide employees of the Company and its Subsidiaries with compensation that is no less favorable than the compensation provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially similar (or better) in the aggregate to the Employee Plans and other benefit plans, programs or arrangements maintained by the Company or its Subsidiaries as of the date of this Agreement. The Purchaser further agrees that, from and after the Closing Date, Purchaser shall grant or cause to be granted to all employees of the Company and its Subsidiaries credit for any service with the Company or its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any benefit plan, program or arrangement that may be established or maintained by the Purchaser, the Company or its Subsidiaries or any of their respective Affiliates on or after the Closing Date (the “New Plans”). In addition, the Purchaser shall cause (x) the waiver of all eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Plan as of the Closing Date, and (y) any covered expenses incurred during the current applicable plan year and on or before the Closing Date by any employee (or covered dependent thereof) of the Company or its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company or its Subsidiaries any right to continued employment for any period.

(b) The Purchaser agrees that the Purchaser or an Affiliate of the Purchaser shall be solely responsible for satisfying the continuation coverage requirements under COBRA for all “M&A qualified beneficiaries” as such term is defined in Treasury Regulation §54.4980B-9.

9.5 Tax Refunds. The Sellers shall be entitled to (i) all Tax refunds attributable to Pre-Closing Periods and (ii) all Tax refunds reflected on Tax Returns filed with respect to Pre-Closing Periods. Promptly upon receipt of any Tax refund relating to a Pre-Closing Period (including, without limitation, pursuant to an IRS Form 4466, any income Tax Return for the period ending on the Closing Date and any amended Tax Return with respect to a Pre-Closing Period), and in no event later than four Business Days after receipt by the Purchaser, the Company or any of their Affiliates or Subsidiaries, the Purchaser and the Company will, and will cause the Company’s Subsidiaries to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds to the Sellers and the Optionholders according to their Pro Rata Share. The Purchaser and the Company will, and will cause the Company’s Subsidiaries to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Purchaser, the Company and their Affiliates and Subsidiaries to perfect their rights in and obtain the Tax refunds contemplated by this Section 9.5.

9.6 Additional Covenants of Sellers. Each Seller agrees as follows:

(a) Disclosures. After the date of this Agreement and prior to the termination of this Agreement, such Seller shall not: (i) disclose to any person, association, firm, corporation or other entity (other than Purchaser and its representatives, attorneys, accountants, and agents or those designated in writing by the Purchaser) in any manner, directly or indirectly, any proprietary information of or relating to the business of the Company or its Subsidiaries, whether of a technical or commercial nature, or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than the Purchaser and its representatives, attorneys, accountants, and agents or those designated in writing by the Purchaser) to use, in any manner, directly or indirectly, any such information, excepting only (A) use of such information as is at the time generally known to the public and which did not become so known through any breach of any provision of this Section 9.6(a) by such Seller, (B) disclosures of information to employees, representatives, attorneys, accountants, and agents of Provider, the Company or any Seller who need to know such information and use of such information by employees, representatives, attorneys, accountants, and agents of Provider, the Company or any Seller who need to use such information, (C) disclosures required by law, and (D) uses by Sellers who are employees of the Provider or the Company or its Subsidiaries, in the ordinary course of their duties.

(b) Non-Competition. During the Restricted Period (as defined below), no Seller shall, directly or indirectly (whether individually or as a shareholder (except as a shareholder owning less than 5% of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, consultant, creditor, or agent of any person, association, or other entity), other than on behalf of an Affiliated Company (as defined below):

(i) Manage, operate, control, lend funds to, lend his or its name to, maintain any interest in, or otherwise enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any entity, business, or enterprise which (A) provides, distributes, or promotes any type of management or administrative services or products to third parties in competition with any Affiliated Company anywhere in the Restricted Territory (as defined below), (B) offers any type of service or product to third parties substantially similar to those offered by any Affiliated Company to any practice providing dental, orthodontic, periodontic, prosthodontic, endodontic, or other professional dental services, pediatric dentistry, or oral surgery (collectively, “Dental Care”) anywhere in the Restricted Territory; or (C) offers or provides Dental Care anywhere in the Restricted Territory;

(ii) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate his or its relationship in the Restricted Territory with such company, or otherwise interfere or attempt to interfere in any way with relationships in the Restricted Territory with such company’s employees, officers, directors, agents, suppliers, independent contractors, or others; or

(iii) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, manager, or agent of any Affiliated Company working within the Restricted Territory;

provided that Sentinel Capital Partners III, L.P., Sentinel Capital Investors III, L.P. and their Affiliates (collectively, “Sentinel”) (and any funds under common management) and Robert Gaylord may own or be involved in mobile dental services businesses, and Sentinel may solicit and hire Robert Gaylord for any purpose, and no such ownership, involvement, solicitation or employment shall violate, and no such business shall be restricted by, the provisions of this Section 9.6(b); and provided further that, notwithstanding the foregoing, Robert Sponsel shall be permitted to manage, operate, control, lend funds to, lend his name to, maintain any interest in, or otherwise enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any entity, business or enterprise which (A) provides, distributes, or promotes any type of management or administrative services or products to third parties in competition with any Affiliated Company anywhere in the Restricted Territory (as defined below), (B) offers any Dental Care anywhere in the Restricted Territory; or (C) offers or provides Dental Care anywhere in the Restricted Territory, in each case so long as at the time Robert Sponsel first takes such action which would otherwise be prohibited hereunder such entity, business or enterprise shall provide the aforesaid services to or own or operate no more than three dental clinics, and provided, further, that Robert Sponsel shall not be bound by 9.6(b)(iii).

For purposes of this Section 9.6(b), (A) “Affiliated Company” shall mean the Purchaser and its Subsidiaries, the Company and its Subsidiaries and the Provider; (B) “Restricted Period” shall mean the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date; and (C) “Restricted Territory” shall mean a radius of 25 miles from any facility or operation leased, owned, managed, or operated by any Affiliated Company in the Minneapolis-St. Paul (Minnesota) metropolitan area. Notwithstanding anything to the contrary in this section, Eddie Kuntz, John Slack and Peter Slocum shall not be bound by this Section 9.6(b). Nothing herein shall prohibit any Seller from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Seller has no active participation in the business of such corporation or (ii) continuing to practice dentistry so long as (A) the services rendered by such Seller are limited to the delivery of direct patient care services and such Seller does not provide executive or managerial services and (B) such Seller does not practice dentistry within 7 miles of any facility at which such Seller practiced dentistry during the one-year period prior to the date hereof.

(c) Injunctive Relief. Sellers acknowledge and agree that the Purchaser’s remedies at law for any violation or attempted violation of any obligation of any Seller under this Section 9.6 would be inadequate and that, in the event of any such violation or attempted violation, the Purchaser shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, in addition to all other rights and remedies which may be available to the Purchaser from time to time.

ARTICLE X

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Acquisition Transaction” means any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any of its Subsidiaries; (b) the issuance, disposition or acquisition of (i) any Stock or other equity security of the Company or any of its Subsidiaries (other than shares of the Company’s Common Stock issued to employees of the Company upon exercise of Options previously issued by the Company in routine option exercise transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Stock or other equity security of the Company or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Stock or other equity security of the Company or any of its Subsidiaries; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Company” has the meaning set forth in Section 9.6(b).

“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all outstanding vested Options had such Options been exercised in full (and assuming payment in full of the exercise price of each such Option solely in cash) immediately prior to the Closing in accordance with the terms of the applicable option agreements with the Company pursuant to which such Options were issued.

“Aggregate Common Amount” has the meaning set forth in Section 1.2(b).

“Aggregate Preferred Amount” has the meaning set forth in Section 1.2(a).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries as of immediately prior to the Closing, as recorded in the books and records of the Company and its Subsidiaries in accordance with GAAP on the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.3(d).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Funded Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.

“Closing Working Capital” has the meaning set forth in Section 1.3(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.

“Common Stock” has the meaning set forth in the preamble to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.9(b).

“Company Option Plan” means the Company’s 2005 Stock Option Plan.

“Confidentiality Agreement” means the confidentiality agreement between Purchaser and Sentinel Capital Partners, LLC, dated August 10, 2006.

“Debt Commitment Letters” has the meaning set forth in Section 6.7(a).

“Dental Care” has the meaning set forth in Section 9.6(b)(i).

“Disputed Items” has the meaning set forth in Section 1.3(f).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Plan” has the meaning set forth in Section 3.13(a).

“Environmental Laws” shall mean, as enacted and in effect as of the Closing Date, all federal, state, local and foreign statutes, regulations and ordinances concerning pollution or protection of the environment.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 3.13(b).

“Escrow Agent” means Citizens Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into among Purchaser, the Shareholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit D.

“Escrow Amount” has the meaning set forth in Section 1.2(e).

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Estimated Purchase Price” has the meaning set forth in Section 1.1(b).

“Estimated Working Capital” has the meaning set forth in Section 1.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the cash amount required to purchase one share of Common Stock upon exercise of the Option to which such share relates.

“Financial Statements” has the meaning set forth in Section 3.4.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its limited liability company agreement.

“Government Entity” means individually, and “Government Entities” means collectively, Canada, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Governmental Programs” has the meaning set forth in Section 3.23.

“Governmental Reimbursement Laws” has the meaning set forth in Section 3.23.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of a particular Person means, without duplication, (i) any obligation of such Person for indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and brokerage costs), (ii) any obligation of such Person evidenced by any note, bond, debenture or other debt security, (iii) any obligation of such Person under a letter of credit, (iv) any obligation of such Person under a capitalized lease, (v) any obligation of such Person under any note issued or other deferred purchase price (including “earnouts”) incurred as consideration in connection with the acquisition of any business (whether by means of merger or the purchase of assets or equity), not including obligations contingent on the continued employment of certain individuals such as the obligations set forth on Schedule 3.21, and (vi) any obligation pursuant to which such Person guarantees any obligation of another Person of the kind described in clauses (i)-(v) above.

“Indemnitee” has the meaning set forth in Section 8.2(h).

“Indemnitor” has the meaning set forth in Section 8.2(h).

“Independent Accounting Firm” has the meaning set forth in Section 1.3(f) of this Agreement.

“Information” has the meaning set forth in Section 3.28(a).

“Intellectual Property Rights” means all (i) patents, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) registrations, applications and renewals for any of the foregoing, as applicable, (v) trade secrets, and (vi) computer software (including source code and object code).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“K&E” has the meaning set forth in Section 11.1.

The “Knowledge” of the Company means the actual knowledge of Robert Gaylord, Dr. Marcus Gustafson, Dr. David Milbrath, Julie Dunn, Vicki Larson, Jared Greupner, Jan Field, Candee Wolf, and Jan Boehm.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Leases” has the meaning set forth in Section 3.17(a).

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance or lien of any kind. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property Rights or restrictions on transfer arising under the Securities Act and/or applicable state securities laws.

“Losses” has the meaning set forth in Section 8.2(a).

“Ludke Call Option Agreement” means the option agreement in the form attached to this Agreement as Exhibit E.

“Material Adverse Effect” means a material adverse effect upon the business, operations, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries and Provider taken as a whole, excluding (i) changes resulting from or arising out of market, economic, or political conditions in general or in the particular industries in which the Company and/or its Subsidiaries and Provider conduct business (including any change arising out of acts of terrorism, or war, weather conditions or other force majeure events), except to the extent such conditions disproportionately affect the Company, its Subsidiaries and Provider taken as a whole, (ii) changes in the capital markets, (iii) changes in Laws or GAAP (or official interpretations of GAAP), or (v) changes resulting from the public announcement or performance of this Agreement and the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.8(b).

“MDMI” has the meaning set forth in Section 1.2(h).

“MDPLC” has the meaning set forth in the preamble to this Agreement.

“Midco Agreement” has the meaning set forth in Section 2.2(e).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.4.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“New Plans” has the meaning set forth in Section 9.4(a).

“Objection Notice” has the meaning set forth in Section 1.3(e).

“Optionholders” means Persons, other than Sellers, who hold Options as of immediately prior to the Closing.

“Options” means options to purchase Common Stock.

“Parties” means the parties to this Agreement.

“Payment Instructions Letter” has the meaning set forth in Section 1.1(b).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, (b) Liens imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property, (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property or the operation of the business of the Company,

(e) matters that would be disclosed on an accurate survey or inspection of the Leased Real Property, (f) Liens set forth on Schedule 3.6, and (g) other Liens, if any, which do not materially impair the use or the value of the assets to which they relate.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pre-Closing Period” shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date. For purposes of this Agreement, in the case of any taxable year or period of the Company or a Subsidiary of the Company which includes the Closing Date (but does not end on that day), (i) property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable year or period, and (ii) Taxes (other than property Taxes) of the Company or a Subsidiary of the Company for the Pre-Closing Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Company or the Subsidiary owns a direct or indirect interest) ended as of the close of business on the Closing Date.

“Preferred Stock” has the meaning set forth in the preamble to this Agreement.

“Proceeding” has the meaning set forth in Section 8.2(h).

“Pro Rata Common Share” means, with respect to any Seller or Optionholder, the fraction determined by dividing (a) the number of Common Stock held by such Seller or Optionholder as of immediately prior to the Closing, if any, by (b) the sum of (i) the number of shares of Common Stock outstanding as of immediately prior to the Closing, plus (ii) the number of shares of Common Stock issuable in respect of all vested Options outstanding immediately prior to the Closing.

“Pro Rata Indemnity Share” means, with respect to each Seller, the fraction determined by dividing (a) the sum of (i) the number of shares of Common Stock held by such Seller as of immediately prior to the Closing, plus (ii) the number of shares of Common Stock issuable in respect of all outstanding vested Options, if any, held by such Seller immediately prior to the Closing, by (b) the sum of (A) the number of shares of Common Stock held by all Sellers as of immediately prior to the Closing, plus (B) the number of shares of Common Stock issuable in respect of all vested Options held by Sellers immediately prior to the Closing.

“Pro Rata Option Share” means, with respect to any Seller or Optionholder, the fraction determined by dividing (a) the number of shares of Common Stock issuable in respect of all outstanding vested Options, if any, held by such Seller or Optionholder immediately prior to the Closing, by (b) the sum of (i) the number of shares of Common Stock outstanding as of immediately prior to the Closing, plus (ii) the number of shares of Common Stock issuable in respect of all vested Options outstanding immediately prior to the Closing.

“Pro Rata Preferred Share” means, with respect to each Seller, the fraction determined by dividing (a) the number of shares of Preferred Stock held by such Seller as of immediately prior to the Closing, if any, by (b) the number of shares of Preferred Stock outstanding as of immediately prior to the Closing.

“Pro Rata Share” means, with respect to any Seller or Optionholder, the fraction determined by dividing (a) the sum of (i) the number of shares of Common Stock held by such Seller or Optionholder as of immediately prior to the Closing, if any, plus (ii) the number of shares of Common Stock issuable in respect of all outstanding vested Options, if any, held by such Seller or Optionholder immediately prior to the Closing, by (b) the sum of (A) the number of shares of Common Stock outstanding as of immediately prior to the Closing, plus (B) the number of shares of Common Stock issuable in respect of all vested Options outstanding immediately prior to the Closing.

“Provider” means MDPLC and its Subsidiaries.

“Purchase Price” means the Estimated Purchase Price, as adjusted pursuant to Section 1.3.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Restricted Period” has the meaning set forth in Section 9.6(b).

“Restricted Territory” has the meaning set forth in Section 9.6(b).

“Sale of the Company” means the first to occur of (i) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that any Person, together with such Person’s Affiliates, owns more than 50% of the voting stock of the Purchaser (on a fully diluted as if converted basis), (ii) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the Purchaser ceases to own (directly or indirectly) 100% of the voting stock of the Company, or (iii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets determined on a consolidated basis; provided, that a merger, consolidation or other reorganization involving only the Purchaser and/or its Subsidiaries shall not be deemed a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Expenses” means (without duplication), to the extent not paid before the Closing, the collective amount payable by the Company, its Subsidiaries and/or the Seller Representative to outside legal counsel, accountants, advisors, brokers and other third parties, in connection with the sale of the Company (including fees and expenses incurred following the Closing by the Seller Representative in any way relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Seller Representative” has the meaning set forth in Section 11.2(a).

“Sentinel” has the meaning set forth in Section 9.6.

“Service Agreement” shall mean an agreement in the form attached to this Agreement as Exhibit F.

“Stock” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, 50% or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, 50% of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $3,800,000.

“Tax” or “Taxes” means United Stated federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transfer Taxes” has the meaning set forth in Section 11.3.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Working Capital” means, as of any date of determination, an amount equal to (A) net accounts receivable, inventory, prepaid expenses and other current assets, current deferred assets, and Cash and Cash Equivalents minus (B) the sum of accounts payable, accrued wages and salaries payable, other accrued expenses, unearned revenue, and current taxes payable; provided that in no event shall Working Capital include Indebtedness (including accrued interest), Seller Expenses or the payments made to Dr. Milbrath and Dr. Gustafson in connection with the termination of their amended and restated employment agreements dated May 25, 2006.

Notwithstanding any provisions of this Agreement to the contrary, and for the avoidance of doubt, all financial statement terms and provisions, including without limitation Cash and Cash Equivalents, Closing Balance Sheet, Closing Working Capital, Most Recent Balance Sheet, and Working Capital, shall be calculated or otherwise determined on a consolidated basis including the Company and its Subsidiaries and Provider.

ARTICLE XI

Miscellaneous

11.1 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP (“K&E”) has acted as legal counsel to the Seller Representative and its Affiliates, and has acted as legal counsel to the Company and the Company’s Subsidiaries prior to the Closing, and that K&E intends to act as legal counsel to the Seller Representative and its Affiliates after the Closing, each of the Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with K&E representing the Seller Representative and its Affiliates (or any of the other Sellers) after the Closing as such representation may relate to the Purchaser, the Company or the transactions contemplated herein.

11.2 Seller Representative; Release.

(a) Each Seller hereby irrevocably appoints Sentinel Capital Partners III, L.P. (the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller, to act on behalf of such Seller after the Closing in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate after the Closing, including, without limitation, the power:

(i) to give and receive all notices and communications to be given or received under this Agreement or the Escrow Agreement and to receive service of process in connection with any claims under this Agreement and the Escrow Agreement, including service of process in connection with arbitration; and

(ii) to take all actions which under this Agreement or the Escrow Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Sellers could do if personally present.

(b) The Seller Representative will not be liable for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement (including the execution of instructions to the Escrow Agent instructing the Escrow Agent to distribute funds to any Person as described herein), except if taken or omitted in bad faith or by willful misconduct. The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) The Sellers agree, severally (based on their respective Pro Rata Shares) but not jointly, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out its duties under this Agreement, the Escrow Agreement or any related agreement, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto. The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 11.2 shall release or hold harmless any Seller or the Seller Representative from their obligations to the Purchaser under this Agreement, or otherwise operate to the detriment of the Purchaser or the Purchaser’s rights under this Agreement.

(e) The Purchaser and the Purchaser Indemnified Parties shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Seller Representative in its capacity as such, and shall have no liability or obligation to any Seller in respect thereof.

(f) Effective as of the Closing:

(i) Each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Company and its Subsidiaries from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof, except that such release shall not extend to liabilities or obligations (x) arising under this Agreement or related agreements, (y) arising under provisions in the Governing Documents of the Company and its Subsidiaries relating to the limitation or elimination of liability and/or indemnification, or (z) relating to any indemnification of such Seller with respect to malpractice or similar claims.

(ii) Each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases each other Seller and their respective Affiliates, partners, managers, employees, officers, directors and agents (not including the Purchaser and its subsidiaries) from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent (x) arising on or prior to the date hereof, and (y) relating to this Agreement or the transactions contemplated hereby.

(iii) The Company, on behalf of itself and its Subsidiaries, hereby unconditionally and irrevocably acquits, remises, discharges and forever releases each Seller and his or its respective Affiliates, partners, managers, employees, officers, directors and agents from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the date hereof, other than any liability or obligation of such Seller pursuant to or relating to this Agreement or the transactions contemplated hereby.

(g) No bond shall be required of the Seller Representative and the Seller Representative shall receive no compensation for its services. The Seller Representative shall not be liable to any Seller for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Seller Representative shall be entitled to be indemnified out of the Escrow Fund for any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder. The Seller Representative shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Representative in good faith and in connection with actions taken by the Seller Representative pursuant to this Agreement and the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Escrow Fund. The Seller Representative shall keep reasonably detailed records of the costs and expenses for which it seeks reimbursement from the Escrow Fund.

11.3 Fees; Expenses; Transfer Taxes. The Purchaser will be responsible for all costs and expenses incurred by the Purchaser in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. Each Seller will be responsible for its Pro Rata Share of all costs and expenses incurred by the Company, its Subsidiaries or the Seller Representative in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby (to the extent that any such amount is not included in the Seller Expenses and set forth on the Payment Instructions Letter); provided, however, that none of such costs and expenses shall be included in the calculation of the Closing Working Capital. Each Seller (other than the Seller Representative) will be solely responsible for all costs and expenses incurred by such Seller in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the sale and transfer of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid by the Purchaser.

11.4 Remedies. Except as expressly provided in this Agreement (including Article VIII), any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

11.5 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Purchaser and the Seller Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

11.6 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Sellers, without the prior written consent of the Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the Sellers.

11.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement (consistent with the intent of the parties) to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the parties.

11.8 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.9 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

11.10 Entire Agreement. This Agreement, the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way including, without limitation, the letter of intent dated August 2, 2007 by and among the Company and the Purchaser.

11.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Purchaser Indemnified Parties (to the extent not a party hereto), the Seller Indemnified Parties (to the extent not a party hereto), the Persons entitled to the benefit of Section 9.2 (to the extent not a party hereto), the Persons entitled to the benefit of Section 11.2(f) (to the extent not a party hereto), the Optionholders and their respective permitted successors and assigns.

11.12 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

11.14 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR

IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 11.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.15 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Purchaser and the Sellers at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

To the Company prior to the Closing and to the Sellers:

c/o Sentinel Capital Partners, L.L.C.

330 Madison Avenue, 27th Floor

New York, NY 10017

Attn: David S. Lobel, Paul Murphy and James Coady

Fax: (212) 688-6513

with copies to (which shall not constitute notice to the Company or Sellers):

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022

Attn: Drew Grabel

Fax: (212) 446-4900

To Provider:

6601 Lyndale Avenue South, Suite 220

Richfield, Minnesota 55423

Attn: David E. Milbrath, D.D.S.

Fax: (612) 861-9102

with copies to (which shall not constitute notice to Provider):

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attn: David M. VanderHaar

Fax: (612) 766-1600

To the Company after the Closing and to the Purchaser:

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Attn: Gregory A. Serrao

Fax: (781) 224-4216

with a copy to (which shall not constitute notice to the Company or the Purchaser):

Baker & Hostetler LLP

65 East State Street, Suite 2100

Columbus, OH 43215

Attn: Gary A. Wadman

Fax: (614) 462-2616

11.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

11.17 Termination.

(a) This Agreement may be terminated at any time before the Closing: (i) by mutual written consent of the Seller Representative and the Purchaser, (ii) by the Seller Representative pursuant to written notice to the Purchaser, if the Purchaser shall have breached in any material respect any of its representations or warranties or if the Purchaser fails to comply in any material respect with any of its covenants or agreements contained herein, and such breach or failure to comply is not cured within 30 days of the Seller Representative delivering written notice to the Purchaser of such breach or failure to comply (except with respect to the Purchaser’s monetary obligations hereunder, for which there shall be no cure period), (iii) by the Purchaser, pursuant to written notice to the Seller Representative, if the Company or the Sellers shall have breached in any material respect any of their representations or warranties or if the Company or the Sellers fail to comply in any material respect with any of their covenants or agreements contained herein, and such breach or failure to comply is not cured within 30 days of the Purchaser delivering written notice to the Seller Representative of such breach or failure to comply, (iv) by the Seller Representative if the Closing does not occur on or before October 15, 2007, unless the failure of the Closing to occur by such date shall be due to the action or failure to act of the Company or the Sellers, which action or failure to act constitutes a breach of this Agreement; or (v) by the Purchaser if the Closing does not occur on or before October 15, 2007, unless the failure of the Closing to occur by such date shall be due to the action or failure to act of the Purchaser, which action or failure to act constitutes a breach of this Agreement; provided that the date set forth in clauses (iv) and (v) above shall be automatically extended until October 31, 2007, if the condition set forth in Section 2.1(b) is not satisfied on or before October 15, 2007, and provided, further, that the date set forth in (iv) and (v) shall, at the option of the Seller Representative, be extended until November 30, 2007, if the condition set forth in Section 2.1(b) is not satisfied on or before October 31, 2007.

(b) In the event of termination and abandonment of this Agreement pursuant to Section 11.17(a), this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its Affiliates, officers, directors, shareholders or representatives, other than liability of the Company, the Sellers or the Purchaser, as the case may be, for (i) fraud or (ii) any breach of its covenants and agreements under this Agreement occurring prior to such termination. The provisions of Section 7.5, Article VIII and Article XI shall survive any termination of this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Metropolitan Dental Holdings, Inc.

By:	/s/ Paul F. Murphy
Name: Paul F. Murphy
Title: President

American Dental Partners, Inc.

By:	/s/ Michael J. Vaughan
Name: Michael J. Vaughan
Title: Executive Vice President & Chief Operating Officer

Metro Dentalcare, PLC

By:	/s/ David E. Milbrath
Name: David E. Milbrath
Title: President

SELLERS: SENTINEL CAPITAL PARTNERS III, L.P.

By	Sentinel Partners III, L.P.
Its:	General Partner

By:	Sentinel Managing Company III, LLC
Its:	General Partner

By:	/s/ David Lobel
Name:
Title:

SENTINEL CAPITAL INVESTORS III, L.P.

By	Sentinel Partners III, L.P.
Its:	General Partner

By:	Sentinel Managing Company III, LLC
Its:	General Partner

By:	/s/ David Lobel
Name:
Title:

/s/ Robert J. Gaylord
Robert Gaylord

/s/ Chad Wojtowick
Chad Wojtowick

/s/ Marcus Gustafson
Marcus Gustafson

/s/ David E. Milbrath
David Milbrath

/s/ Edward Kuntz
Edward Kuntz

/s/ Robert C. Sponsel
Robert Sponsel

/s/ Peter Slocum
Peter Slocum

/s/ Chris Fondell
Chris Fondell

/s/ Frank Lombardo
Frank Lombardo

/s/ John Slack
John Slack

Merit Dental Lab, LLC

By:	/s/ David E. Milbrath
Name: David E. Milbrath
Title: Partner

Metro Dentalcare, PLC

By:	/s/ David E. Milbrath
Name: David E. Milbrath Title: President

ANNEX A

Working Capital Calculation

“Working Capital” means, as of any date of determination, an amount equal to (A) net accounts receivable, inventory, prepaid expenses and other current assets, current deferred assets, and Cash and Cash Equivalents minus (B) the sum of accounts payable, accrued wages and salaries payable, other accrued expenses, unearned revenue, and current taxes payable; provided that in no event shall Working Capital include Indebtedness (including accrued interest), Seller Expenses or the payments made to Dr. Milbrath and Dr. Gustafson in connection with the termination of their amended and restated employment agreements dated May 25, 2006.

Below is a calculation of Working Capital based upon the actual July 31, 2007 balance sheet. The Working Capital balance at Closing used to calculate the Working Capital Adjustment will include the same accounts and be calculated in accordance with the same methodology as shown below.

Working Capital By Account Calculation
Cash and Cash Equivalents	$820,336
Net Trade Receivables	8,316,959
Non-Trade Receivables	202,129
Prepaid Expenses and Other	188,905
Deferred Assets	477,700

Total Working Capital Assets	$10,006,029

Accounts Payable	$2,177,903
Accrued Salaries, Wages and Other	3,303,700
Less Accrued Interest	(8,250)
Taxes Payable	289,520
Unearned Revenue	—

Total Working Capital Liabilities	$5,762,874

Working Capital (W/C Assets minus W/C Liabilities)	$4,243,156

Schedule 1.4

Earnout

1.	Earnout Payment. If 2007 EBITDA exceeds $8,500,000, the Purchaser shall pay (a) each Seller an amount in cash equal to (i) such Seller’s Pro Rata Common Share, multiplied by (ii) the Additional Consideration, and (b) each Optionholder an amount equal to (x) such Optionholder’s Pro Rata Option Share, multiplied by (y) the Additional Consideration, in each case by wire transfer of immediately available funds to an account designated by such Seller or Optionholder. Any such payment required by this Section 1 shall be made within 5 days of the final determination of Adjusted EBITDA pursuant to Section 2 below, unless Additional Consideration equals $10,000,000 pursuant to the application of clauses (x) or (y) of the definition of Additional Consideration, in which case such payment shall be due upon consummation of the Sale of the Company or within 5 days of the applicable termination of employment, as the case may be.

2.	Determination of Adjusted EBITDA.

(a)	As soon as reasonably practicable after December 31, 2007, and in any event within sixty (60) days of such date, the Purchaser shall deliver to the Seller Representative, (i) a consolidated income statement for the Company and its Subsidiaries for the five month period ended December 31, 2007, and (ii) a statement setting forth the Purchaser’s calculation of Adjusted EBITDA (such statements, collectively the “Earnout Statements”). The statement described in clause (i) above shall be prepared in accordance with GAAP, using the same accounting principles and methodologies used in the preparation of the income statement for the seven month period ended July 31, 2007 included in the Financial Statements. The statement described in clause (ii) above shall be prepared (x) by reference to the statement described in clause (i) above, (y) in accordance with GAAP, using the same accounting principles and methodologies used in the determination of Adjusted EBITDA for the seven month period ended July 31, 2007 as set forth on Annex A hereto, and (z) in accordance with and by reference to the relevant provisions of this Schedule 1.4.

(b)

The Purchaser shall permit and cause the Seller Representative and its representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Earnout Statements and provide the Seller Representative with copies thereof (as reasonably requested by the Seller Representative). The Seller Representative and its accountants may make inquiries of the Purchaser, the Company, the Company’s Subsidiaries, MDPLC and their respective employees, accountants and representatives regarding questions concerning the Earnout Statements arising in the course of their review thereof, and the Purchaser and the Company shall use their reasonable best efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries. On or prior to the 45th day after the Seller Representative’s receipt of the Earnout Statements, the Seller Representative may give the Purchaser a written notice stating in reasonable detail its objections (an “Objection Notice”) to the Earnout Statements. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth in the Earnout Statements which is not specifically objected to in an Objection Notice shall be deemed final and binding upon the parties hereto. Except to the extent the Seller Representative makes an objection to a specific determination set forth in the Earnout Statements pursuant to an Objection Notice delivered to the Purchaser within such 45-day period, the Earnout Statements will be final and binding upon the parties hereto.

(c)	If the Seller Representative gives a timely Objection Notice as described in clause (b) above, then the Purchaser and the Seller Representative will negotiate in good faith to resolve their disputes regarding the Earnout Statements. If the Purchaser and the Seller Representative are unable to resolve all disputes regarding the Earnout Statements on or prior to the 30th day after the delivery of the Objection Notice, then the Purchaser and the Seller Representative will retain such independent accounting firm as may be agreed upon by the Purchaser and the Seller Representative (in either case, the “Independent Accounting Firm”), and shall instruct the Independent Accounting Firm to resolve the dispute as soon as practicable, and in any event within 30 days, and the Purchaser and the Seller Representative and their respective agents shall cooperate with the Independent Accounting Firm during its engagement. The Independent Accounting Firm shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Schedule 1.4. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination shall be based solely on presentations by the Purchaser and the Seller Representative (i.e., not on independent review) and on the definitions and other terms included herein. The Earnout Statements (including the calculation of Adjusted EBITDA) as determined by the Independent Accounting Firm will, absent manifest error, be final and binding upon the parties hereto and will constitute the Earnout Statements (and the Adjusted EBITDA) for all purposes of this Schedule 1.4. The fees and expenses of the Independent Accounting Firm shall be paid one-half by the Purchaser and one-half by the Sellers; provided that the Sellers’ obligations will first be satisfied from the Escrow Fund (to the extent funds from the Escrow Fund are sufficient); provided further that, to the extent the funds from the Escrow Fund are not sufficient, each Seller shall be responsible only for its Pro Rata Indemnity Share of any remaining amount payable. The Purchaser and the Seller Representative (on behalf of Sellers) agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Accounting Firm.

3.	Covenants of the Purchaser and the Company.

(a)	From and after the Closing Date through December 31, 2007, the Purchaser and the Company shall cause the Company and its Subsidiaries to operate their business in the ordinary course of business consistent with past practices.

(b)	The Purchaser and the Company shall not take any action or permit any of the Company’s Subsidiaries to take any action, in either case intended to reduce Adjusted EBITDA for the purpose of reducing the Additional Consideration.

4.	Definitions. Certain capitalized terms used herein have the meaning set forth in this Section 4. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Stock Purchase Agreement.

(a)	“2007 EBITDA” means (i) $5,718,956, plus (ii) the Adjusted EBITDA.

(b)	“Additional Consideration” means an amount equal to (i) 2007 EBITDA, minus $8,500,000, multiplied by (ii) 10; provided that notwithstanding the foregoing, (x) in the event prior to December 31, 2007, either Dr. Marcus Gustafson’s or Dr. David Milbrath’s employment with the Company and its Subsidiaries is terminated without Cause (as defined in such Person’s employment agreement with the Company and its Subsidiaries) or either such Person is assigned duties and responsibilities which are materially inconsistent with their positions as Chief Professional Officer and Chairman, respectively, Additional Consideration shall be $10,000,000, (y) in the event a Sale of the Company is consummated prior to December 31, 2007, Additional Consideration shall be $10,000,000, and (z) if Additional Consideration would otherwise exceed $10,000,000, Additional Consideration shall equal $10,000,000.

(c)

“Adjusted EBITDA” means, for the five month period ended December 31, 2007, the consolidated net income of the Company and its Subsidiaries for such period, (A) plus, without duplication and to the extent deducted in determining such consolidated net income, (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) management fees or other amounts (including expense reimbursements) paid or payable to Sentinel Capital Partners, L.L.C., and expense reimbursements paid or payable to directors of the Company and its Subsidiaries in regards to attendance at board meetings, (vi) management fees or other amounts paid or payable to the Purchaser and/or its Affiliates and any corporate overhead of the Purchaser and/or its Affiliates allocated to the Company and/or its Subsidiaries, (vii) costs and expenses incurred in connection with the sale of the Company pursuant to this Agreement, including, without limitation or duplication, (x) sale bonuses, option expense and costs of the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, (y) Seller Expenses, and (z) payments made to Dr. Milbrath and Dr. Gustafson in connection with the termination of their amended and restated employment agreements dated May 25, 2006, (viii) extraordinary losses (including losses related to the sale of assets, other than the sale of inventory in the ordinary course of business), (ix) expenses incurred with respect to any acquisition of the stock or assets of any other

Person (such as the acquisition of an existing dental clinic), and expenses incurred in connection with the planning, construction or opening of a new dental clinic, and (x) severance and severance benefits paid or payable to Robert Sponsel or any employee of the Company and/or its Subsidiaries whose employment is terminated following the Closing, and (B) minus, without duplication and to the extent added in determining such consolidated net income, extraordinary gains (including gains related to the sale of assets, other than the sale of inventory in the ordinary course of business); provided that to the extent any of the following clinics owned by the Company and/or its Subsidiaries: Stillwater, Chanhassen Ortho, Maple Grove Ortho, Shakopee, Elk River and Eagan, individually, have a negative impact on Adjusted EBITDA, such negative impact shall be added back to Adjusted EBITDA; provided further that to the extent that cost reductions (including, without limitation, cessation of payments by MDMI to Drs. Fondell and Lombardo) implemented by Purchaser after the Closing or new terms with third party payors implemented after the Closing by MMDI have a positive impact on Adjusted EBITDA, such positive impact shall be subtracted from Adjusted EBITDA.

(d)	“Sale of the Company” means the first to occur of (i) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that any Person, together with such Person’s Affiliates, owns more than 50% of the voting stock of the Purchaser (on a fully diluted as if converted basis), (ii) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the Purchaser ceases to own (directly or indirectly) 100% of the voting stock of the Company, or (iii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets determined on a consolidated basis; provided, that a merger, consolidation or other reorganization involving only the Purchaser and/or its Subsidiaries shall not be deemed a Sale of the Company.

(e)	Notwithstanding any provisions of this Schedule to the contrary, and for the avoidance of doubt, all financial statement terms and provisions and calculations shall be calculated or otherwise determined on a consolidated basis including the Company and its Subsidiaries and Provider.

Exhibit D

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of                     , 2007 is among American Dental Partners, Inc., a Delaware corporation (“Purchaser”), Metropolitan Dental Holdings, Inc., a Delaware corporation (“Company”), Sentinel Capital Partners III, L.P., as sellers’ representative (“Sellers’ Representative”), and Citizens Bank, as escrow agent (“Escrow Agent”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement (defined below).

RECITALS

A. Purchaser, Company, and the shareholders of Company have entered into that certain Stock Purchase Agreement dated August     , 2007 (the “Purchase Agreement”) pursuant to which Purchaser will buy all of the outstanding stock of the Company.

B. Under the Stock Purchase Agreement, Purchaser will deposit with Escrow Agent $6,375,000 to: (i) secure the indemnification rights of the Purchaser Indemnified Parties under Article VIII of the Purchase Agreement; (ii) secure any payments due in respect of any Closing Working Capital deficiencies in accordance with Section 1.3 of the Purchase Agreement; and (iii) to provide an expense reimbursement fund for the Sellers’ Representative in accordance with Section 11.2(g) of the Purchase Agreement.

C. A copy of the fully-executed Purchase Agreement has been delivered to Escrow Agent and Escrow Agent is willing to act as agent hereunder.

AGREEMENT

1. Appointment of Escrow Agent. Purchaser, the Company and the Sellers’ Representative hereby appoint Escrow Agent to serve as, and Escrow Agent hereby agrees to act as, Escrow Agent upon the terms and conditions set forth in this Agreement.

2. Establishment of Escrow Fund. Upon or promptly following the execution of this Agreement, Purchaser shall deposit $6,375,000 with Escrow Agent, such deposit, together with interest thereon to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.

3. Escrow Termination. The Escrow Fund shall be deemed to be in existence immediately following the Effective Time and shall continue in effect until no funds remain in escrow.

4. Protection of Escrow Fund.

(a) Escrow Agent shall hold and safeguard the Escrow Fund until the Escrow Termination Date, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(b) The Escrow Fund shall be invested as soon as reasonably practicable, including income earned on said investment, in accordance with written instructions signed by both Purchaser and Sellers’ Representative. The parties acknowledge and agree that for income tax purposes, Purchaser is the owner of the Escrow Fund, and all interest earned thereon shall be deemed to be, and treated for all income tax purposes as earned by Purchaser. The Escrow Agent shall have no responsibility for the tax consequences of this Agreement. For the avoidance of doubt, however, as set forth in Section 2 of this Agreement, any interest on the amounts in escrow shall become part of the Escrow Fund and, like any other portion of the Escrow Fund, shall only be disbursed pursuant to Sections 5 and/or 6 of this Agreement.

(c) Escrow Agent shall not be responsible to the other parties hereto or any other person or entity for any loss or liability arising in respect of any directed investment set forth in Section 4(b) except to the extent that such loss or liability arose from the Escrow Agent’s gross negligence or willful misconduct.

5. Claims Upon Escrow Fund. Except as provided in Section 6 hereof, Escrow Agent shall make no delivery to any Person(s) of any amounts from the Escrow Fund unless and until Purchaser and Sellers’ Representative shall have jointly executed and delivered to Escrow Agent a written notice instructing Escrow Agent to disburse such amount(s) to such Person(s) out of the Escrow Fund. Escrow Agent shall disburse from the Escrow Fund to such Person(s) an amount equal to the amount specified in such notice.

6. Claims Upon Escrow Fund by Sellers’ Representative. Upon receipt by Escrow Agent at any time on or before the Escrow Termination Date of written notice in accordance with Section 11.2(g) of the Purchase Agreement, duly signed by the Sellers’ Representative, instructing Escrow Agent to pay to the Sellers’ Representative the amount of any loss, liability or expense incurred by the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties as Sellers’ Representative, Escrow Agent shall disburse from the Escrow Fund to Sellers’ Representative an amount equal to the amount specified in such notice.

7. Escrow Agent’s Duties.

(a) Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional escrow instructions delivered as specifically provided for herein that Escrow Agent may receive after the date of this Agreement that are signed by an officer of Purchaser and/or the Sellers’ Representative, as applicable, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall not be liable for any act done or omitted hereunder as

Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of its counsel shall be conclusive evidence of such good faith. Escrow Agent shall not be required to consider or take into account any other agreement, including without limitation the Purchase Agreement.

(b) Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case Escrow Agent obeys or complies with any such order, judgment or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with Escrow Agent.

(e) In performing any duties under this Agreement, Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of Escrow Agent. Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that Escrow Agent shall in good faith believe to be genuine, nor will Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Escrow Agent may consult with its legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of Escrow Agent’s counsel. Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, Escrow Agent will not be required to determine the controversy or to take any action regarding it. Escrow Agent may hold all documents and cash included in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, Escrow Agent will not be liable for any damage.

Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of court all documents and cash held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by Escrow Agent due to the interpleader action. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(g) The parties (other than Escrow Agent) and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, and reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with its assumption of the status of Escrow Agent hereunder or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except for gross negligence or willful misconduct.

(h) Escrow Agent may resign at any time upon giving at least 30 days written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent that shall be accomplished as follows: the other parties shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the other parties fail to agree upon a successor escrow agent within such time, Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of [Minnesota]. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon acceptance by such successor, Escrow Agent shall be discharged from any further duties and liability under this Agreement.

8. Fees. As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule A to this Escrow Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Escrow Agreement. All fees of Escrow Agent for performance of its duties hereunder shall be paid (i) out of any interest earned on the Escrow Fund from time to time, and (ii) to the extent additional fee amounts remain unsatisfied thereafter, by Purchaser. It is understood that the fees and charges agreed upon for services of Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.

9. Miscellaneous.

(a) Termination. This Agreement shall terminate on the date that all of the funds in the Escrow Fund have been distributed out of the Escrow Fund in accordance with the terms of this Agreement.

(b) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and permitted assigns, if any.

(c) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties, and their respective successors and permitted assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

(d) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier, (iii) mailed by certified mail, return receipt requested, or (iv) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Purchaser to:

AMERICAN DENTAL PARTNERS, INC.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

Attention: Gregory A. Serrao, CEO

Facsimile: (781) 224-4216

with a copy (which will not constitute notice) to:

Baker & Hostetler LLP

65 E. State Street, Suite 2100

Columbus, Ohio 43215

Attn: Gary A. Wadman, Esq.

Facsimile No.: (614) 462-2616

If to the Sellers’ Representative:

SENTINEL CAPITAL PARTNERS III, L.P.

c/o Sentinel Capital Partners, LLC

330 Madison Avenue, 27th Floor

New York, New York 10017

Attn: David S. Lobel, Paul Murphy, and James Coady

Facsimile No.: (212) 688-6513

with a copy to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022

Attn: Drew Grabel, Esq.

Facsimile No.: (212) 446-4900

If to Escrow Agent:

CITIZENS BANK

28 State Street

Boston, MA 02109

Attn:

Facsimile No.: (617) 263-0439

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(f) Jurisdiction; Venue; Service of Process. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought or otherwise commenced against any of the parties in any state or federal court of the United States or any state having jurisdiction. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(g) Amendments. This Agreement may not be amended or modified except by an instrument in writing duly executed and delivered by, or on behalf of, Purchaser, Company, Sellers’ Representative and Escrow Agent.

(h) Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege or remedy hereunder shall not constitute a wavier of any of such rights, powers, privileges or remedies.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(j) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Purchaser, Company, Sellers’ Representative and Escrow Agent with respect to the subject matter hereof.

(k) Interpretation.

(i) Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(ii) The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of and to this Agreement unless otherwise specified.

(iii) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(iv) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(v) A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(vi) The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(vii) No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

(viii) The descriptive headings in this Agreement are intended for reference purposes only and shall not be used in the interpretation or construction of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

(m) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Assignment; Binding Effect. Subject to Section 7(h), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties, and any attempted or purported assignment or delegation of any of such interests or obligations without such consent shall be void.

Subject to the preceding sentence, this Agreement shall be binding upon each party’s heirs, estate, executors, personal representatives, successors and permitted assigns, and shall inure to the benefit of each party and his, her or its successors and permitted assigns.

(o) Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between or among the parties arising out of or relating to this Agreement.

IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

PURCHASER: AMERICAN DENTAL PARTNERS, INC.

By:
Name:
Title:

COMPANY: METROPOLITAN DENTAL HOLDINGS, INC.

By:
Name:
Title:

SELLERS’ REPRESENTATIVE: SENTINEL CAPITAL PARTNERS III, L.P.

By:
Name:
Title:

ESCROW AGENT: CITIZENS BANK

By:
Name:
Title:

[Signature Page to the Escrow Agreement]

September 25, 2007

Sentinel Capital Partners III, L.P.

Attn: Mr. Paul Murphy

Dear Mr. Murphy:

Reference is made to that Stock Purchase Agreement (the “Purchase Agreement”) dated as of August 30, 2007 by and among American Dental Partners, Inc. (“ADPI”), Metropolitan Dental Holdings, Inc. (“Metro”), Sentinel Capital Partners III, L.P., as a stockholder of Metro and as the “Seller Representative” (the “Seller Representative”), the other stockholders of Metro and Metro Dentalcare, PLC. Section 11.5 of the Purchase Agreement provides that provisions of the Purchase Agreement may be amended or waived with the written consent of ADPI and the Seller Representative.

ADPI and the Seller Representative hereby agree as follows:

(i) The Estimated Working Capital for all purposes of the Purchase Agreement is $5,971,892.79.

(ii) The Target Working Capital for all purposes of the Purchase Agreement is $4,200,000.

(iii) There shall be no post-closing working capital based purchase price adjustment, therefore, it is agreed that Section 1.3 of the Purchase Agreement is deleted and shall have no further force or effect.

The Stock Purchase Agreement is amended as described above, but remains in effect in all other respects.

The relevant provisions of Article XI shall govern the interpretation and enforcement of this letter agreement.

[signatures on the next page]

E-2

Sincerely yours,

American Dental Partners, Inc.

By:	/s/ Gregory A. Serrao
Gregory A. Serrao
Chairman, President & Chief Executive Officer

Accepted and Agreed to by:

SENTINEL CAPITAL PARTNERS III, L.P., in its capacity as the Seller Representative under the Purchase Agreement

By	Sentinel Partners III, L.P.
Its:	General Partner

By:	Sentinel Managing Company III, LLC
Its:	General Partner

By:	/s/ David Lobel
Name:
Title:

E-3

Exhibit F

[Service Agreement – Separate Document]